Exhibit 10.1
Execution Version
LOAN AND SECURITY AGREEMENT
dated as of
October 29, 2021
among
MARKETWISE, LLC,
as Borrower,
the Guarantors that are from time to time parties hereto,
the Lenders that are from time to time parties hereto,
HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent,
and
HSBC BANK USA, NATIONAL ASSOCIATION, and BMO CAPITAL MARKETS CORP.,
as Joint Lead Arrangers and Joint Bookrunners

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(continued)
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(continued)
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15.23.	Lender Representations.	119
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List of Exhibits and Schedules
Exhibits

Exhibit A	[Reserved]
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Revolving Credit Note
Exhibit D	Form of Promissory Note for Swingline Loans
Exhibit E	Form of Notice of Borrowing
Exhibit F	Form of Notice of Conversion
Exhibit G	Form of Term Note
Exhibits H-1 to H-4	Form of U.S. Tax Compliance Certificates
Exhibit I	Form of Commitment Transfer Supplement

Schedules

Schedule 1.1	Commitments
Schedule 1.2(a)	Commercial Tort Claims
Schedule 1.2(b)	Subsidiary Guarantors
Schedule 1.3	Unrestricted Subsidiaries
Schedule 4.6	Locations
Schedule 5.2	Subsidiaries and Equityholders
Schedule 5.7	Environmental
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property
Schedule 5.10	Licenses and Permits
Schedule 6.13	Post-Closing Obligations
Schedule 7.2	Existing Liens
Schedule 7.3	Existing Guarantees
Schedule 7.4	Existing Investments
Schedule 7.7	Existing Indebtedness
Schedule 7.9	Existing Affiliate Transactions
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LOAN AND SECURITY AGREEMENT
Loan and Security Agreement dated October 29, 2021 among MarketWise, LLC, a limited liability company organized under the laws of the State of Delaware (“Borrower”), the Guarantors (as hereinafter defined) which are now or which hereafter become a party hereto, HSBC BANK USA, NATIONAL ASSOCIATION (“HSBC”) and the other financial institutions which are now or which hereafter become a party hereto (each a “Lender” and collectively, the “Lenders”), HSBC, as administrative agent and collateral agent for the Lenders (in such capacity, the “Agent”), and HSBC and BMO CAPITAL MARKETS CORP., as joint lead arrangers (in such capacity, the “Joint Lead Arrangers”) and joint bookrunners (in such capacity, the “Joint Bookrunners”).
WHEREAS, Borrower has requested that the Lenders provide a revolving credit facility of up to an aggregate principal amount of $150,000,000 to pay fees and expenses related to the Transactions (as hereinafter defined) and for ongoing working capital and general corporate purposes, and the Lenders have agreed to provide such a revolving credit facility and the Issuer (as hereinafter defined) has indicated its willingness to provide a letter of credit facility (as a sub-facility of such revolving credit facility), in each case, subject to the terms and conditions of this Agreement; and
WHEREAS, the Lenders have indicated their willingness to lend, and the Issuer have indicated their willingness to issue Letters of Credit, on the terms and subject to the conditions set forth herein.
IN CONSIDERATION of the mutual covenants and undertakings herein contained, each Loan Party (as defined below), Lenders and Agent hereby agree as follows:
I.    DEFINITIONS.
1.1.    Accounting Terms.
As used in this Agreement, the Notes, any Loan Document, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Parent for the fiscal year ended December 31, 2021.
1.2.    General Terms.
For purposes of this Agreement the following terms shall have the following meanings:
“Accountants” shall have the meaning set forth in Section 9.7.
“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Rate Loan for any Interest Period a rate of interest equal to:
(a)    the offered rate for deposits in Dollars in the London interbank market for the relevant Interest Period which is shown on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank market) (“LIBOR”) as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, that if, for any reason, such a rate is not published by ICE Benchmark Administration (or any successor thereto) or available on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank market), LIBOR shall be equal to a rate per annum equal to the average rate (rounded upwards, if necessary, to the nearest one-eighth of one percent (0.125%)) at which Agent determines that Dollars in an amount comparable to the amount of the applicable Advances are being offered to prime banks at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period for settlement in immediately available funds by leading banks in the London interbank market selected by Agent; divided by
(b)    a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Body having jurisdiction with respect thereto, as now and from time to time in effect) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System (the “Euro-Rate Reserve Percentage”); such rate (if greater than zero) to be rounded upward to the next whole multiple of one-sixteenth of one percent (0.0625%).
Notwithstanding the foregoing, if the Adjusted LIBO Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Adjustment Date” shall have the meaning set forth in the definition of “Applicable Margin”.
“Advances” shall mean and include the Revolving Advances, Swingline Loans, any Incremental Term Loan, and Letters of Credit.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, officer, manager, managing member or partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.
“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its permitted successors and assigns.
“Agent Parties” shall have the meaning set forth in Section 15.23.
“Agreement” shall mean this Loan and Security Agreement, as the same may be amended, restated, modified and/or supplemented from time to time.
“Anticipated Cure Deadline” has the meaning specified therefor in Section 10.15.
“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Loan Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.
“Applicable Margin” shall mean, as of the Closing Date, the applicable percentage specified below:

APPLICABLE MARGIN FOR DOMESTIC RATE LOANS	APPLICABLE MARGIN FOR EURODOLLAR RATE LOANS
0.50%	1.50%
Thereafter, effective as of the first Business Day following receipt by Lender of the financial statements of Borrower and Compliance Certificate for the quarter ending September 30, 2021 required under Section 9.8, and thereafter upon receipt of the financial statements of Borrower required under Sections 9.7 and 9.8, as applicable, for each fiscal quarter or fiscal year ending thereafter (each day of such delivery, an “Adjustment Date”), the Applicable Margin shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the Net Leverage Ratio for the trailing twelve month period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date (each such period, a “Calculation Period”):

NET LEVERAGE RATIO	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
Less than 0.50:1.00	0.50%	1.50%
Greater than or equal to 0.50:1.00 but less than 1.00:1.00	0.75%	1.75%
Greater than or equal to 1.00:1.00 but less than 1.50:1.00	1.00%	2.00%
Greater than or equal to 1.50:1.00	1.25%	2.25%
If Borrower shall fail to deliver the financial statements, certificates and/or other information required under Sections 9.7 and 9.8, as applicable, by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Net Leverage Ratio reflected in such statements.
If, as a result of any restatement of, or other adjustment to, the financial statements of Borrower or for any other reason, Agent determines in its reasonable discretion after consultation with Borrower that (a) the Net Leverage Ratio as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of the Net Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Net Leverage Ratio would have resulted in higher pricing for such period, Borrower shall automatically and retroactively be required to pay to the Lender, promptly upon demand by the Lender, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Net

Leverage Ratio would have resulted in lower pricing for such period, Lender shall have no obligation to repay interest to Borrower; provided that, if as a result of any restatement or other event a proper calculation of the Net Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrower pursuant to clause (i) above shall be equal to the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.
“Approved Fund” shall mean any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.
“Authority” shall have the meaning set forth in Section 4.19(c).
“Authorized Officer” shall mean with respect to any Loan Party, the chief executive officer, president, vice president, chief financial officer, senior accountant, treasurer, assistant treasurer, secretary, assistant secretary, controller, comptroller or any other Person with an equivalent title or role of such Loan Party or such other officers as Borrower shall designate in writing to Agent, but in any event, with respect to financial matters, the chief financial officer, senior accountant, treasurer, assistant treasurer, controller, comptroller or any other Person with an equivalent title or role of Borrower.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Product Obligations” shall mean the following services or facilities extended to any Loan Party by Agent, Lender or any of their respective Affiliates: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, EFT or any other electronic funds transfer, and (f) cash management, including controlled disbursement accounts or services.
“Bankruptcy Code” shall mean Chapter 1 of Title 11 of the United States Code (11 U.S.C §202, et seq.) as amended from time to time.
“Bankruptcy Proceeding” shall have the meaning set forth in Section 14.11.
“Base Rate” shall mean, on any date, a variable rate of interest per annum equal to the highest of (a) the highest of the “prime rate,” “reference rate,” “base rate” or other similar rate as determined by Agent (or any successor to Agent) announced from time to time by HSBC (or any successor to HSBC) (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank), (b) the Federal Funds Rate plus ½ of 1%, and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%) per annum; and each change in any interest rate provided for in this Agreement based upon Base Rate shall take effect at the time of such change in the Base Rate.
“Benchmark” means, initially, USD LIBOR; provided that, if a replacement of the Benchmark has occurred pursuant to Section 3.8(b) titled “Benchmark Replacement Setting”, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means, for any Available Tenor:
(1)    For purposes of Section 3.8(b)(i), the first alternative set forth below that can be determined by Agent:
(a)    the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or
(b)    the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 3.8(b)(i); and
(2)    For purposes of Section 3.8(b)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Agent and Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. Sec. 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns expressly permitted under this Agreement.
“Borrower Consolidating Financials Delivery Period” means the period during which Borrower is required to deliver Consolidating Annual Financials or Consolidating Quarterly Financials pursuant to Sections 9.7 or 9.8 hereof, as applicable.
“Borrower’s Account” shall have the meaning set forth in Section 2.8.
“Business Day” shall mean, with respect to Eurodollar Rate Loans, any day on which commercial banks are open for domestic and international business, including dealings in Dollar deposits, in London, England and New York, New York, and with respect to all other matters, any day other than a day on which commercial banks in New York, New York are authorized or required by law to close.
“Calculation Period” shall have the meaning set forth in the definition of “Applicable Margin”.

“Capital Lease” shall mean any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.
“Capital Lease Obligations” shall have the meaning provided in sub-clause (c) of the definition of “Indebtedness”.
“Cash Equivalents” shall mean: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof; (b) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Ratings Service or at least P-1 from Moody’s Investors Service, Inc.; (c) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000 and whose short-term debt obligations are rated at least P-1 by Moody’s Investors Service, Inc. or at least A-1 by Standard & Poor’s Ratings Service; (d) up to $100,000 per institution and up to $1,000,000 in the aggregate in (i) short-term debt obligations issued by any local commercial bank or trust company located in those areas where Borrower conducts its business, whose deposits are insured by the Federal Deposit Insurance Corporation, or (ii) commercial bank-insured money market funds, or any combination of investments described in clauses (i) and (ii); (e) overnight investments with such financial institutions having a short term deposit rating of at least P-1 by Moody’s Investors Service, Inc. or at least A-1 by Standard & Poor’s Ratings Service and (f) money market mutual funds that invest solely in the investments described in clauses (a) through (e) above.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.
“CFC” shall mean a Subsidiary of Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change of Control” shall mean any of the following:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than one or more Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty-five percent (35%) of the Equity Interests of Parent entitled to vote in the election of members of the board of directors (or equivalent governing body) of Parent and the percentage of such Equity Interest so held is greater than the percentage of the Equity Interests of Parent entitled to vote in the election of members of the board of directors (or equivalent governing body) of Parent held, directly or indirectly, in the aggregate by the Permitted Holders;
(b)    Permitted Holders and Parent shall fail to collectively own, beneficially and of record, the Equity Interests of Borrower representing 100% of the economic interest of Borrower;
(c)    Parent shall cease to Control all of the business and affairs of Borrower;

(d)    Borrower fails to directly or indirectly own and control one hundred percent (100%) of each class of the outstanding Equity Interests of each other Loan Party, except in connection with a transaction permitted under this Agreement; or
(e)    any “change in control” (or equivalent concept) shall occur under any Material Indebtedness.
“Closing Date” shall mean the date on which all of the conditions precedent set forth in Section 8.1 shall have been satisfied or waived by Agent and, as applicable, the Lenders or the Required Lenders, which date is October 29, 2021.
“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“Collateral” shall mean and include, with respect to each Loan Party:
(a)    all Receivables;
(b)    all Equipment;
(c)    all General Intangibles (including, without limitation, all Intellectual Property);
(d)    all chattel paper;
(e)    all Inventory;
(f)    all instruments;
(g)    all goods;
(h)    all Investment Property, including, without limitation, all Subsidiary Stock;
(i)    Equity Interests;
(j)    all money, cash and Cash Equivalents;
(k)    all letters of credit, letter-of-credit rights and supporting obligations;
(l)    all deposit accounts and securities accounts with any bank or other financial institution or securities intermediary (including all cash, Cash Equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit or credited thereto);
(m)    all commercial tort claims, including those specified on Schedule 1.2(a); and
(n)    all of the Proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or commercial tort claims covering or relating to any or all of the foregoing, and any and all Receivables, books and records, chattel paper, deposit accounts, Equipment, instruments, goods, fixtures, General Intangibles, Inventory, Investment Property, Intellectual Property, securities accounts, Equity Interests, letters of credit, letter-of-credit rights, supporting obligations, money, cash, Cash Equivalents or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to any Loan Party or Agent from time to time with respect to any of the Investment Property.
Notwithstanding any of the other provisions set forth in this Agreement, this Agreement shall not constitute a grant of a security interest in, and “Collateral” shall not include: (A) any property to the extent that such grant of a security interest is prohibited by any Applicable Law or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, lease, permit, license or license agreement, except to the extent that such Applicable Law or the term in such contract, lease, permit, license or license agreement is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Applicable Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences; and provided, further, that the foregoing shall not be deemed to limit, impair, or otherwise affect Agent’s continuing security interests in and Liens upon any rights or interest of any Loan Party in or to (i) monies due or to become due under or in connection with any described contract, lease, permit, license or license agreement (including, without limitation, in respect of any Receivables or proceeds of Inventory), or (ii) any proceeds from the sale, license, lease or other disposition of any such contract, lease, permit, license or license agreement; (B) interests in Real Property; (C) motor vehicles and other assets subject to certificates of title, (D) Subsidiary Stock in excess of 65% of the voting Equity Interests of any FSHCO or CFC to the extent such action would, in the good faith judgment of Borrower, result in adverse Tax consequences to Borrower or any of its direct or indirect beneficial owners; (E) any assets to the extent that the costs of such perfection shall exceed the benefit of the collateral security provided to Agent, as determined by Agent in its reasonable discretion; (F) any asset subject to capital leases and purchase money financing to the extent such capital leases and purchase money financing are permitted under this Agreement and prohibit the granting of a Lien; (G) any application for registration of a trademark filed with the USPTO on an intent-to-use basis until such time (if any) as a statement of use or amendment to allege use is accepted by the USPTO, at which time such trademark shall automatically become part of the Collateral and subject to the security interest pledged; (H) Excluded Accounts; (I) Equity Interests of any Subsidiary that is a direct or indirect Subsidiary of any FSHCO or CFC; and (J) for the avoidance of doubt, the Equity Interests of Borrower (clauses (A) through (J) above, collectively, the “Excluded Property”); provided that “Excluded Property” shall not include (A) any Proceeds, products, substitutions or replacements of Excluded Property (unless such Proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).
“Collateral Agent” shall mean HSBC, in its capacity as collateral agent for Agent, the Issuer and the Lenders, and its permitted successors and assigns.
“Commitment Fee Percentage” shall mean, as of the most recent Adjustment Date, the applicable percent per annum set forth in the pricing table set forth below corresponding to the Net Leverage Ratio for the Calculation Period:

NET LEVERAGE RATIO	COMMITMENT FEE PERCENTAGE
Less than 0.50:1.00	0.25%
Greater than or equal to 0.50:1.00 but less than 1.00:1.00	0.30%
Greater than or equal to 1.00:1.00 but less than 1.50:1.00	0.30%
Greater than 1.50:1.00	0.35%
provided that for the period from the Closing Date through and including the first Adjustment Date following the Closing Date, the Commitment Fee Percentage shall be 0.25%.
“Commitment Percentage” of any Lender shall mean each percentage set forth below such Lender’s under the applicable heading on Schedule 1.1 to this Agreement as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3 or upon the making of an Incremental Term Loan or an Incremental Revolving Commitment pursuant to Section 2.4.
“Commitment Transfer Supplement” shall mean a document in the form of Exhibit I, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of outstanding Advances and the obligation of Lenders to make Advances under this Agreement.
“Commitments” shall mean, as to any Lender, its obligation to make Advances (including participating in Letters of Credit) in an aggregate amount not to exceed at any one time outstanding the amount set forth below such Lender’s name under the applicable heading on Schedule 1.1 to this Agreement under the heading “Commitment Amount”, as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3 or upon the making of an Incremental Term Loan or an Incremental Revolving Commitment pursuant to Section 2.4.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” shall mean a certificate of an Authorized Officer of Borrower in the form of Exhibit B hereto.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the other Loan Documents, including any Consents required under all applicable federal, state or other Applicable Law.
“Consolidated EBITDA” shall mean, for any Person and its Subsidiaries (other than any Unrestricted Subsidiaries), for any fiscal period, an amount equal to the sum of:
a)    Consolidated Net Income for such period, plus
b)    solely to the extent deducted in determining Consolidated Net Income for such period, and without duplication,
i.    Consolidated Interest Expense,
ii.    provision for Taxes imposed on Parent and its Subsidiaries based on income or profits or capital as determined on a consolidated basis in accordance with GAAP, including, without limitation, federal, state, local, foreign, franchise, excise, value added, and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations and any tax distributions related to the foregoing or otherwise permitted under this Agreement, and
iii.    depreciation and amortization (including amortization of deferred financing fees) determined on a consolidated basis in accordance with GAAP, plus
c)    to the extent deducted in determining Consolidated Net Income for such period (if applicable) (other than with respect to clauses (iv) and (vi) of this clause (c) in which case such addbacks shall be permitted at all times subject to the proviso below), and without duplication,
i.    expenses, losses, charges or write-downs deemed unusual in nature or infrequent in occurrence in accordance with GAAP,
ii.    non-cash charges, expenses or losses, including, without limitation, any non-cash compensation, non-cash translation (gain) loss and non-cash expense relating to the vesting of warrants (except to the extent such non-cash charge represents an accrual for a future cash charge),
iii.    cash stock-based compensation associated with Borrower’s class B common stock incurred during the fiscal quarter in which the SPAC Transaction closed, but only to the extent that such charges are non-recurring in nature or deemed non-recurring in nature following the SPAC Transaction,
iv.    restructuring costs, integration costs, business optimization expenses or costs, business line consolidation, non-recurring retention, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs and transaction fees and expenses from the transactions contemplated herein,
v.    reasonably documented expenses related to the transactions contemplated by the Loan Documents and the SPAC Transaction,
vi.    “run rate” cost savings, operating savings, operating expense reductions and cost synergies reasonably anticipated by Borrower in good faith to be realizable within eighteen (18) months after the Closing Date (calculated on a pro forma basis as though such savings, reductions and synergies have been realized on the first day of such period, net of the aggregate amount of actual savings, reductions and synergy benefits realized) so long as such savings, reductions and synergies are reasonably identifiable, factually supported and set forth in reasonable detail in the applicable compliance certificate for such period; provided that, with respect to this clause (vi), to the extent that such savings, reductions or synergies are not reasonably anticipated by Borrower to be realized within eighteen (18) months after the Closing Date, such savings, reductions and synergies shall not be included in this definition of “Consolidated EBITDA” for any period thereafter,
vii.    expenses or losses relating to business interruption or, so long as Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), charges, losses, lost profit expenses (including litigation expenses, fees and charges) or write-offs to the extent indemnified or incurred by a third party,
viii.    the net amount, if any, by which (i) deferred revenue as of the last day of such period (the “Determination Date”) exceeds (ii) deferred revenue as of the date that is 12 months prior to the Determination Date,
ix.    the net amount, if any, by which (i) customer credit liabilities as of the Determination Date exceeds (ii) customer credit liabilities as of the date that is 12 months prior to the Determination Date,
x.    the net amount, if any, by which (i) deferred contract acquisition costs as of the date that is 12 months prior to the Determination Date exceed (ii) deferred contract acquisition costs as of the Determination Date,
xi.    fees payable under Section 3.2, minus
d)
i)    the sum of income and gain items corresponding to those referred to in clauses (c)(i) and (c)(ii) above,
ii)    any extraordinary, one-time or non-recurring gains,
iii)    any distributions made to minority or non-controlling interests attributable to Non-Wholly Owned Subsidiaries (but for the avoidance of doubt, not distributions attributable to Borrower’s class B common stock shareholders),
iv)    the net amount, if any, by which clause (c)(viii)(ii) of this definition exceeds clause (c)(viii)(i) of this definition,
v)    the net amount, if any, by which clause (c)(ix)(ii) of this definition exceeds clause (c)(ix)(i) of this definition, and
vi)    the net amount, if any, by which clause (c)(x)(ii) of this definition exceeds clause (c)(x)(i) of this definition;

provided that, notwithstanding the foregoing, (1) the aggregate amount added back to Consolidated Net Income (excluding non-cash amounts) to the extent supported with reasonable documentation made pursuant to clauses (c)(iv) and (c)(vi) shall not in any event exceed 7.5% of Consolidated EBITDA before giving effect to such add-backs and all other add-backs contemplated hereby, and (2) no cap or limitation shall apply with respect to non-cash amounts added back to Consolidated Net Income to the extent supported with documentation reasonably satisfactory to the Agent.
Notwithstanding anything to the contrary contained herein, if during any applicable period any Loan Parties shall have consummated a Permitted Acquisition, or any sale, transfer or other disposition of any Person, business, property or assets, Consolidated EBITDA shall be calculated on a pro forma basis with respect to such Person, business, property or assets so acquired or so disposed of.
“Consolidated Funded Debt” shall mean, as of any date of determination, without duplication, all Indebtedness of any Person and its Subsidiaries (other than any Unrestricted Subsidiaries) of the type described in clauses (a), (b), (c), (e), (f) (only with respect to unreimbursed amounts thereunder), and (h) (except to the extent relating to Indebtedness of the type described in clause (d) of the definition of Indebtedness) of the definition of Indebtedness and all guarantees by Borrower and its Subsidiaries of the foregoing types of Indebtedness, in each case, measured on a consolidated basis as of such date.
“Consolidated Interest Expense” means, for any fiscal period, Interest Expense of any Person and its Subsidiaries (other than any Unrestricted Subsidiaries) on a consolidated basis with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Obligations, but excluding, however, (i) any amount not payable in cash, (ii) any amounts non-cash amounts, that would be reflected in interest expense, payable on or before the Closing Date, including any underwriting fees or original issue discount paid in connection with the consummation of the closing hereof and any agency fees payable to the Agent in connection with the Loan Documents, (iii) any fees and/or expenses paid in connection with any Permitted Acquisition or other investments or in connection with any amendment or waiver with respect to any outstanding Indebtedness or any expenses and upfront fees (including any original issue discount) incurred in connection with any Indebtedness the proceeds of which are applied to fund any Permitted Acquisition or other investment, and (iv) any expenses payable in connection with any Swap Obligations.
“Consolidated Net Income” shall mean, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries, on a consolidated basis, for such period, excluding to the extent included therein any extraordinary, one-time or non-recurring gains, after deducting all charges which should be deducted before arriving at the net income (or loss) for such period including the Provision for Taxes for such period, all as determined in accordance with GAAP, and before consideration of any net income or loss attributable to (x) minority or non-controlling interests attributable to Non-Wholly Owned Subsidiaries or (y) minority or non-controlling interest attributable to Borrower’s class B common stock shareholders; provided that, (a) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a majority-owned Subsidiary of such Person; (b) the effect of any change in accounting principles adopted by (or applicable to) such Person or its Subsidiaries after the date hereof (including any cumulative effects resulting from changes in purchase accounting principles) shall be excluded; (c) the net income (if positive) of any majority-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such majority-owned Subsidiary to such Person or to any other majority-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such majority-owned Subsidiary shall be excluded; and (d) the net income (or loss) of any Person accrued prior to the earlier of (i) the date such Person becomes a Subsidiary of Borrower or any of its consolidated Subsidiaries or (ii) the date such Person is merged into or consolidated with Borrower or any of its consolidated Subsidiaries or (iii) the date such Person’s assets are acquired by Borrower or any of its consolidated Subsidiaries, in each case pursuant to a Permitted Acquisition, shall be included as if such Permitted Acquisition occurred on the first day of such period. For the purpose of this definition, net income excludes any gain together with any related Provision for Taxes for such gain realized upon the sale or other disposition of any assets other than in the ordinary course of business or of any Equity Interests of such Person or a Subsidiary of such Person.
“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of any Person and its Subsidiaries (other than any Unrestricted Subsidiaries) at such date.
“Consolidating Annual Financials” has the meaning specified therefor in Section 9.7.
“Consolidating Quarterly Financials” has the meaning specified therefor in Section 9.8.
“Contract Rate” has the meaning specified therefor in Section 3.1 of this Agreement.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Group” shall mean, at any time, the Loan Parties and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.
“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified therefor in Section 15.20 of this Agreement.
“Cross-Default” means (i) the failure of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to pay when due any principal of or interest on or any other amount payable in respect of any Material Indebtedness beyond the grace period, if any, provided therefor; or (ii) breach or default by Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) with respect to any other term of (A) any Material Indebtedness or (B) any loan agreement, mortgage, indenture or other agreement relating to such Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Material Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be.

“Cure Amount” has the meaning specified therefor in Section 10.15.
“Cure Equity” has the meaning specified therefor in Section 10.15.
“Cure Right” has the meaning specified therefor in Section 10.15.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.
“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.
“Default Rate” shall have the meaning set forth in Section 3.1.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall means, subject to Section 2.16(e), any Lender that (a) has failed to (i) fund all or any portion of any Advance within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, the Issuer, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified Borrower, Agent or the Issuer or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code of the United States of America, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(e)) upon delivery of written notice of such determination to Borrower, the Issuer, each Swingline Lender and each Lender.

“Determination Date” shall have the meaning set forth in the definition of “Consolidated EBITDA”.
“Disqualified Institutions” shall mean (a) any Person designated by Borrower in writing to the Agent prior to the Closing Date (and any Affiliate thereof clearly identifiable as an Affiliate solely on the basis of the similarity of its name), (b) any Person that is or becomes a competitor designated by Borrower in writing at any time (and any affiliate clearly identifiable as an affiliate solely on the basis of the similarity of its name), (c) additional competitors designated by Borrower in writing at any time (and any Affiliate thereof clearly identifiable as an affiliate thereof solely on the basis of the similarity of its name), and (d) any known Affiliate of a Person described in clauses (a) and (b) above identified in writing by Borrower to the Agent at any time; provided no designation shall have retroactive effect to any prior assignment to any Lender permitted hereunder or under the Loan Documents (but further assignments and participations shall be prohibited); and provided further that any addition to the Disqualified Institutions made in accordance with this paragraph shall not be effective until the 3rd Business Day following the Agent’s receipt of written notice of such addition. For the avoidance of doubt, the Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions under the Loan Documents relating to Disqualified Institutions.
“Dollars” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Base Rate.
“Domestic Subsidiary” of any Person, shall mean any Subsidiary of such Person that is organized or incorporated in the United States or any State or territory thereof.
“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
“Early Opt-in Election” means the occurrence of:
(i) a notification by Agent to (or the request by Borrower to Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(ii) the joint election by the Agent and Borrower to trigger a fallback from USD LIBOR and the provision by the Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Election Period” shall have the meaning set forth in Section 2.4(c).
“Eligible Assignee” shall have the meaning set forth in Section 15.3 (c).
“Eligible Party” means an “eligible contract participant” for purposes of Section 1a(18) of the Commodity Exchange Act, regulations promulgated thereunder and binding guidance thereunder promulgated by the Commodity Futures Trading Commission.
“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.
“Equipment” shall mean and include all of each Loan Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.
“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.
“Erroneous Payment” has the meaning assigned to it in Section 14.15(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 14.15(d)(i).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 14.15(d)(i).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 14.15(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 14.15(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro-Rate Reserve Percentage” shall have the meaning set forth in the definition of Adjusted LIBO Rate.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the rate per annum (such Eurodollar Rate to be adjusted to the next higher 1/100 of one percent (.01%)) equal to the Adjusted LIBO Rate.
“Eurodollar Rate Loan” shall mean any Revolving Advance or Incremental Term Loan that at any time that bears interest based on the Adjusted LIBO Rate.
“Event of Default” shall mean the occurrence of any of the events set forth in Article X.
“Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.
“Excluded Accounts” shall mean collectively, payroll accounts, escrow accounts, foreign accounts, fiduciary accounts, trust accounts, zero balance accounts and other accounts held exclusively for the benefit of an unaffiliated third party, including Tax escrow accounts, and employee benefits accounts maintained in the ordinary course of business.
“Excluded Property” has the meaning assigned to it in the definition of “Collateral”.
“Excluded Subsidiary” shall mean any Subsidiary of Borrower that is (a) a Foreign Subsidiary, (b) an Unrestricted Subsidiary, (c) a FSHCO, (d) any Subsidiary acquired by Borrower that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness that is permitted under Section 7.7 and was not incurred or modified in contemplation of such acquisition to the extent (and solely for so long as) the documentation governing such assumed Indebtedness prohibits such Subsidiary from providing a guarantee hereunder, (e) prohibited by applicable law, rule, regulation from guaranteeing the facilities under this Agreement, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee in each case, unless, such consent, approval, license or authorization has been received (but without obligation to seek the same), (f) prohibited from guaranteeing the Obligations by any contractual obligation in existence (x) on the Closing Date or (y) at the time of the acquisition of such Subsidiary after the Closing Date (to the extent such prohibition was not entered into in contemplation of such acquisition), (g) a not-for-profit Subsidiary, (h) any Special Purpose Securitization Subsidiary, (i) any Domestic Subsidiary that is a direct or indirect Subsidiary of a FSHCO or CFC, (j) any Subsidiary regulated as an insurance company or any other captive insurance Subsidiary, (k) any Immaterial Subsidiary (including, without limitation, any Immaterial Subsidiary that is a Non-Wholly Owned Subsidiary) and (l) any other Subsidiary with respect to which, in the reasonable judgment of the Agent and Borrower, the cost or other consequences (including any adverse Tax consequences) of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that, notwithstanding the above, if a Subsidiary executes the Guaranty as a “Guarantor” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Guaranty as a “Guarantor” in accordance with the terms hereof and thereof).
“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Person of, or the grant by such Person of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unenforceable under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason not to constitute an Eligible Party.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income or net profits (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in an Advance or Commitment (other than pursuant to an assignment request by Borrower hereunder) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any withholding Taxes imposed under FATCA.
“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments, any purchase price adjustments, and sale-leaseback proceeds.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance, notes or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Body entered into in connection with the implementation of such sections of the Code or analogous provisions of non-U.S. law.
“FCPA” shall have the meaning set forth in Section 5.23.
“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letter” shall mean the Fee Letter dated as of as of the date hereof between Borrower and HSBC.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.
“Foreign Lender” means a Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” of any Loan Party, shall mean any Subsidiary of such Loan Party that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuer, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit exposure with respect to Letters of Credit issued by such Issuer other than Letter of Credit exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to any Swingline Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“FSHCO” shall mean any Domestic Subsidiary that has no material assets other than Equity Interests, or Equity Interests and Indebtedness in one or more Foreign Subsidiaries that are CFCs.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.
“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time, consistently applied.
“General Intangibles” shall mean and include, as to each Loan Party, all of such Loan Party’s general intangibles, whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, commercial tort claims, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs and computer software, all claims under guaranties, security interests or other security held by or granted to such Loan Party to secure payment of any of the Receivables by a customer, all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).
“Governmental Body” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” shall mean (i) on the Closing Date, the Restricted Subsidiaries of Borrower listed on Schedule 1.2(b) and (ii) after the Closing Date, (x) each other Restricted Subsidiary of Borrower that is not an Excluded Subsidiary, and (y) any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations, and “Guarantors” means collectively all such Persons. For the avoidance of doubt, no Excluded Subsidiary shall be a Guarantor.
“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, as the same may be amended, restated, modified and/or supplemented from time to time.
“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hedging Agreement” shall mean any interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreement entered into by Borrower or any of its Subsidiaries in order to provide protection to, or minimize the impact upon, Borrower or any Subsidiary thereof against fluctuations in interest rates, currency exchange rates or commodity prices in the ordinary course of Borrower’s or such Subsidiary’s business and not for speculative purposes.
“HSBC” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.
“Immaterial Subsidiary” shall mean any Restricted Subsidiary of Borrower as to which, as of any relevant date of determination, (a) the consolidated total assets of such Restricted Subsidiary and its Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations) and all other Immaterial Subsidiaries as of such date (and their respective Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations)), do not exceed an amount equal to 5.0% of the Consolidated Total Assets (giving effect to intercompany eliminations) of Borrower and its Subsidiaries as of the last day of the most recently ended fiscal quarter, (b) the subscription billings of such Restricted Subsidiary and its Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations) for such fiscal quarter and all other Immaterial Subsidiaries as of such date (on a consolidated basis and giving effect to intercompany eliminations) for such fiscal quarter do not exceed an amount equal to 5.0% of the consolidated subscription billings (giving effect to intercompany eliminations) of Borrower and its Subsidiaries for such quarter, unless in either case, Borrower shall have designated that such Restricted Subsidiary shall not be an Immaterial Subsidiary, and (c) does not own any material Intellectual Property at such time; provided, if at any time after the Closing Date, Immaterial Subsidiaries comprise in the aggregate more than 10.0% of the consolidated subscription billings or 10.0% of the Consolidated Total Assets of Parent and its Subsidiaries (or, solely during a Borrower Consolidating Financials Delivery Period, Borrower and its Restricted Subsidiaries), then Borrower shall designate in writing to the Agent that one or more of such Subsidiaries is no longer an Immaterial Subsidiary such that the foregoing condition ceases to be true. As of the Closing Date, Roundtable Research, LLC, KOC Publishing, LLC, Signal to Noise, LLC and Chaikin Investments, LLC are the only Immaterial Subsidiaries.
“Increase Effective Date” shall have the meaning set forth in Section 2.4(d).
“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.4(b).
“Incremental Term Loan” shall have the meaning set forth in Section 2.4(a).
“Indebtedness” of a Person at a particular date shall mean shall mean, without duplication: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services or in respect of warrants (other than trade payables incurred in the ordinary course of business, but, subject to clause (a) of the last sentence of this definition, including any obligations in respect of earn-outs, other contingent acquisition consideration, and warrants), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP (“Capital Lease Obligations”) of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of Letters of Credit, acceptances or similar extensions of credit, (g) all guarantees of such Person of the type of Indebtedness described in clauses (a) through (f) above, (h) all Indebtedness of a third party described in clauses (a) through (f) above secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person; provided that the amount of any such Indebtedness under this clause (h) shall be deemed to be the lesser of (A) the total amount of third party Indebtedness secured by such Lien and (B) the fair market value of the property subject to such Lien, (i) all obligations of such Person in respect of disqualified capital stock, and (j) the hedge termination value owed by of such Person under any Hedging Agreements. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.
Notwithstanding the foregoing, Indebtedness shall not include (a) obligations of such Person in respect of earn-outs, other contingent acquisition consideration, and warrants until such obligations become liabilities on the balance sheet of such Person in accordance with GAAP (except to the extent such obligations that are liabilities on the balance sheet of such Person are payable solely in capital stock) and (b) Indebtedness arising as a result of any changes in GAAP which would classify any operating leases so characterized in accordance with GAAP (as GAAP is in effect as of December 15, 2018) as Capital Lease Obligations (or the equivalent) required to be reflected on a consolidated balance sheet of Parent in accordance with GAAP.
“Indemnified Taxes” shall means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” shall have the meaning set forth in Section 15.5(a).
“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, or trade secret.
“Intellectual Property Agreements” shall mean any intellectual property security agreement entered into between a Loan Party and Agent pursuant to the terms hereof in form and substance satisfactory to Agent, together with each other intellectual property security agreement and supplement thereto.
“Interest Coverage Ratio” means, with respect to the last day of any fiscal period, the ratio of Consolidated EBITDA for the four consecutive fiscal quarters ending on or immediately prior to such fiscal period to Consolidated Interest Expense for the four consecutive fiscal quarters ending on or immediately prior to such fiscal period.
“Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person (including the interest component of Capital Leases for such period and capitalized interest for such period), whether paid or accrued during such period but without duplication, excluding interest paid in property other than cash.
“Interest Period” shall mean, with respect to any Eurodollar Rate Loan, the period commencing on the date such loan is made as, renewed as or converted into a Eurodollar Rate Loan and ending on the last day of such period as selected by Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Borrower pursuant to the provisions below. The duration of each Interest Period for any Eurodollar Rate Loan shall be for a number of months selected by Borrower upon notice as set forth in Section 2.2(b); provided that:
(i)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day; provided that if such extension of time would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the last Business Day immediately preceding the last day of such Interest Period; and

(ii)    if Borrower renews any Eurodollar Rate Loan for an additional Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period; however, interest shall only be charged once for such day at the rate applicable to the Eurodollar Rate Loan for the new Interest Period.
“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor, option or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.
“Inventory” shall mean and include all of each Loan Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, all other inventory of each Loan Party, and all documents of title or other documents representing them.
“Investment” is any beneficial ownership interest in any Person (including any Equity Interests), and any loan, advance or capital contribution to any Person.
“Investment Property” as defined in the UCC and shall include all of each Loan Party’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts, commodities accounts, stocks, mutual fund shares, money market shares and U.S. Government securities.
“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms thereof (it being agreed that so long as HSBC shall be Agent or a Lender, then the Issuer shall be HSBC); provided, however, that in the event that HSBC is neither Agent nor a Lender, the “Issuer” with respect to all subsequently issued Letters of Credit shall be a Lender selected by Borrower and that agrees to be an Issuer hereunder.
“Joint Bookrunners” shall have the meaning ascribed to such term in the preamble.
“Joint Lead Arrangers” shall have the meaning ascribed to such term in the preamble.
“Junior Lien Indebtedness” means any Indebtedness of the Loan Parties that is secured by a Lien on the Collateral that is contractually junior to the Liens securing the Obligations to the written satisfaction of Agent and the Required Lenders.
“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.
“Lender-Provided Hedge” shall mean an Interest Rate Hedge or foreign exchange transaction which is provided by any Lender or any direct or indirect Subsidiary or Affiliate of any Lender (or any Person that was a Lender or a Subsidiary or Affiliate of a Lender at the time of entering into such Interest Rate Hedge), which is entered into for hedging (rather than speculative) purposes.
“Letter of Credit and Guarantee Fees” shall have the meaning set forth in Section 3.2.
“Letter of Credit Application” shall have the meaning set forth in Section 2.10.

“Letter of Credit Fee Percentage” shall mean, as of the most recent Adjustment Date, the applicable percent per annum set forth in the pricing table set forth below corresponding to the Net Leverage Ratio for the Calculation Period:

NET LEVERAGE RATIO	LETTER OF CREDIT FEE PERCENTAGE

Less than 0.50:1.00	1.50%
Greater than or equal to 0.50:1.00 but less than 1.00:1.00	1.75%
Greater than or equal to 1.00:1.00 but less than 1.50:1.00	2.00%
Greater than or equal to 1.50:1.00	2.25%
provided that for the period from the Closing Date through and including the first Adjustment Date following the Closing Date, the Letter of Credit Fee Percentage shall be 1.50%.
“Letter of Credit Reserve” shall mean the sum of (a) the Maximum Undrawn Amount of all outstanding Letters of Credit; plus, (b) all amounts which have been paid or made available by Agent, any Lender or Issuer to the extent not deemed to be a Revolving Advance pursuant to Section 2.9 or otherwise reimbursed by Borrower; plus (c) all unpaid interest, fees and expenses related thereto.
“Letters of Credit” shall have the meaning set forth in Section 2.9.
“Leverage Ratio Increase” shall have the meaning set forth in Section 6.8.
“LIBOR” shall have the meaning set forth in clause (a) of the definition of “Adjusted LIBO Rate”.
“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.
“LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement, dated as of July 21, 2021, as in effect on the Closing Date and as the same may be amended in accordance with the terms thereof and hereof.
“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Guaranty, the Perfection Certificate, the Fee Letter, the Intellectual Property Agreements, the Stock Pledge Agreement, and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Loan Party or any Person (as authorized by a Loan Party) or by any Person who becomes a Guarantor of the Obligations and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.
“Loan Party” shall mean, individually, Borrower and each Guarantor, and “Loan Parties” shall mean, collectively, Borrower and the Guarantors.
“Material Acquisition” means the purchase or other acquisition of all or substantially all of the assets of any Person or a business or division of such Person (whether pursuant to a merger or other transaction) or of all or a majority of the Equity Interest of a Person in one or a series of transactions (the “Acquired Entity”), the fair market value of which exceeds 15% of Consolidated Total Assets of Borrower.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, results of operations, or condition (financial or otherwise) of Borrower or the Restricted Subsidiaries taken as a whole, (b) any ability of the Loan Parties to pay the Obligations in accordance with the terms hereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the other Loan Documents.
“Material Contract” shall mean (a) the Tax Receivable Agreement, (b) any contract or other agreement, written or oral, of any Loan Party involving monetary liability of or to any Person in an amount in excess of $10,000,000 in any fiscal year, other than purchase orders issued by any Loan Party in the ordinary course of its business, and (c) any other contract or other agreement, whether written or oral, to which any Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.
“Material Indebtedness” means Indebtedness of Borrower or any Restricted Subsidiary in an outstanding principal amount of $10,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars). For purposes of determining the amount of Material Indebtedness at any time, (a) undrawn committed amounts and (b) all amounts owing to all creditors under any syndicated credit arrangement shall be included.
“Maximum Revolving Advance Amount” shall mean $150,000,000, as such amount may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder and including pursuant to Section 2.4).
“Maximum Swingline Loan Amount” shall mean $5,000,000.
“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
“Multiemployer Plan” shall mean a Plan that is a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.
“Multiple Employer Plan” shall mean a Plan that has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means, with respect to the sale or disposition of any asset by a Person, the sum of cash and Cash Equivalent received by such Person in connection with such sale or disposition less

(i) the reasonable fees, commissions, and expenses related thereto and required to be paid by such Person in connection with such sale or disposition, less (ii) all taxes paid or reasonably estimated to be payable in connection with such sale or disposition to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction, less (iii) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such sale or disposition established in accordance with GAAP and (y) any liabilities associated with such property or asset and retained by such Person after such sale or disposition, to the extent that in each case the funds described above in this clause (iii) are (x) deposited into escrow with a third party escrow agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.14 of this Agreement at such time when such amounts are no longer required to be set aside as such a reserve, less (iv) any amounts used to repay or return any customer deposits required to be repaid or returned as a result of sale or disposition.
“Net Leverage Ratio” means, with respect to the last day of any fiscal period, the ratio of (a) Consolidated Funded Debt as of such date, minus up to $25,000,000 of unrestricted domestic cash and Cash Equivalents of the Loan Parties as of such date, to (b) Consolidated EBITDA for the four consecutive fiscal quarters ending on or immediately prior to such fiscal period.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 15.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lenders” shall have the meaning set forth in Section 2.16(b).
“Non-Guarantor Acquisition” shall have the meaning set forth in the definition of “Permitted Acquisition”.
“Non-Wholly Owned Subsidiaries” shall mean any Subsidiaries of Borrower that are not wholly owned by Borrower or one or more Wholly Owned Restricted Subsidiaries of Borrower.
“Note” or “Notes” shall mean, individually or collectively, the Revolving Credit Note and the Swingline Note.
“Notice of Borrowing” shall mean a notice of borrowing provided by Borrower to Agent in substantially the form attached hereto as Exhibit E.
“Notice of Conversion” shall mean a notice of conversion provided by Borrower to Agent in substantially the form attached hereto as Exhibit F.
“Obligations” shall mean and include any and all of each Loan Party’s Indebtedness and/or liabilities under this Agreement or the other Loan Documents, any Lender-Provided Hedge or with respect to any Bank Product Obligation, to Agent, Lenders, the Issuer or any Affiliate of Agent, any Lender or the Issuer, of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument (including all interest, fees and other amounts accruing after the commencement of any bankruptcy or similar proceeding whether or not enforceable in such proceeding) including all interest, expenses, fees, attorney’s fees or other amounts chargeable to any Loan Party pursuant to the terms of this Agreement or under any Loan Document and including all obligations of any Loan Party to Agent, Lenders or the Issuer

to perform acts or refrain from taking any action; provided that the Obligations of any Guarantor shall not include any Excluded Swap Obligations.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in any Advance or this Agreement or any other Loan Document).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing, mortgage or mortgage recording Taxes or any other excise or property Taxes, charges or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.
“Parent” shall mean MarketWise, Inc., a Delaware corporation, and the direct parent of Borrower.
“Participant” shall mean each financial institution who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.
“Payment Office” shall mean initially 452 Fifth Avenue, New York, New York 10018; thereafter, such other office of Agent, if any, which it may designate by notice to the Loan Parties and to each Lender to be the Payment Office.
“Payment Recipient” has the meaning assigned to it in Section 14.11(a).
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor.
“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.
“Perfection Certificate” shall mean the Perfection Certificate and the responses thereto provided by the Loan Parties and delivered to Agent.
“Perfection Exceptions” means that no Loan Party shall be required (and Agent shall not be authorized) to (i) enter into control agreements with respect to, or otherwise perfect any Lien by “control” (or similar arrangements) over any asset (other than certificated securities and instruments), including commodities accounts, securities accounts, deposit accounts, futures accounts, other bank accounts, cash and Cash Equivalents and accounts related to the clearing, payment processing and similar operations of Borrower and its Restricted Subsidiaries, (ii) perfect the security interest in the following (in each case, other than by the filing of a general UCC financing statement): (1) letter-of-credit rights (as defined in the UCC), (2) commercial tort claims (as defined in the UCC), (3) Fixtures (as defined in the UCC), except to the extent that the same are Equipment (as defined in the UCC) or are related to Real Property covered or intended by the Loan Documents to be covered by a mortgage and (4) all contracts and agreements between any Loan Party and one or more additional parties, (iii) send notices to account debtors or other contractual third-parties unless an Event of Default has not been cured or waived and is continuing and the Agent has exercised its rights pursuant to Article XI of this Agreement, (iv) enter into any security documents to be governed by the law of, or make any filing in, any jurisdiction other than the United States, any state thereof or the District of Columbia, (v) deliver landlord waivers, estoppels or collateral access letters or (vi) deliver any stock certificates or stock powers (or equivalent) with respect to the Equity Interests of any Immaterial Subsidiaries or Non-Wholly Owned Subsidiaries (solely to the extent such Non-Wholly Owned Subsidiary is an Excluded Subsidiary).
“Permitted Acquisition” shall mean any acquisition by Borrower or any of its Restricted Subsidiaries of all or substantially all of the assets of any Person or a business or division of such Person (whether pursuant to a merger or other transaction) or of all or a majority of the equity of a Person in one or a series of transactions that occurs; provided that:
(a)    before and after giving effect to such acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom;
(b)    after giving effect to such acquisition, on a pro forma basis, the Net Leverage Ratio does not exceed an amount that is 0.50:1.00 below the Net Leverage Ratio required at such time under Section 6.8(b) (including if a Leverage Ratio Increase has been elected) as of the date of such acquisition and otherwise re-computing such covenants as of the last day of the most recently-ended fiscal quarter for which financial statements shall have been delivered as if such acquisition had occurred, and any Indebtedness incurred in connection therewith was incurred, on the first day of the relevant period for testing compliance;
(c)    the Person or assets being acquired is in the same type of business conducted by Borrower and its Restricted Subsidiaries on Closing Date or any other businesses reasonably related, ancillary or complementary thereto or a reasonable extension thereof;
(d)    Borrower or the applicable Restricted Subsidiary complies with the requirements of Section 7.11(b); and
(e)    Borrower and its Restricted Subsidiaries shall not make Permitted Acquisitions of Persons that do not become Guarantors or by purchase of assets that are acquired directly by Subsidiaries that are not Guarantors (each a “Non-Guarantor Acquisition”) for aggregate consideration, together with any Investments made (in each case determined as of the date of making any such Investment), in excess of $20,000,000.
“Permitted Dispositions” shall have the meaning set forth in Section 7.1(b).
“Permitted Encumbrances” shall mean:
(a)    Liens granted to or in favor of Agent for the benefit of Agent, Lenders and/or the Issuer, which, in each case, secure Obligations;
(b)    Liens for Taxes, assessments or other governmental charges (1) not delinquent or (2) being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the applicable Loan Party; provided that no notice of any such Lien has been filed or recorded under the Code and the Treasury Regulations adopted thereunder or any other Applicable Law;

(c)    deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;
(d)    deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety, appeal bonds, customs bonds and other obligations of like nature arising in the ordinary course of such Loan Party’s business;
(e)    judgment Liens that have been stayed or bonded or otherwise would not result in an Event of Default and mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of such Loan Party’s business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings;
(f)    Liens for purchase money obligations and Capital Leases, provided that (i) the Indebtedness secured by any such Lien is permitted under Section 7.7, and (ii) such Lien encumbers only the asset so purchased;
(g)    leases or subleases of Real Property granted in the ordinary course of any Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of any Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest therein;
(h)    non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;
(i)    Liens that are replacements of Permitted Encumbrances to the extent that the original Indebtedness is the subject of Permitted Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;
(j)    rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of deposit accounts in the ordinary course of business;
(k)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;
(l)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(m)    Liens existing on the Closing Date and disclosed on Schedule 7.2;
(n)     other Liens securing Permitted Indebtedness as to which the aggregate amount of the obligations secured thereby does not exceed the greater of (i) $5,000,000 and (ii) 2.5% of Consolidated EBITDA as of the most recently-ended test period, in the aggregate outstanding at any time;
(o)    survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, reservations of rights, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of Real Properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;
(p)    Liens securing Indebtedness or other obligations of Borrower or a Guarantor owing to Borrower or another Guarantor permitted to be incurred in accordance with Section 7.7;
(q)    Liens arising from, or from Uniform Commercial Code financing statement filings regarding, operating leases or consignments entered into by Borrower or Restricted Subsidiary in the ordinary course of business;
(r)    deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;
(s)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;
(t)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower and the Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of Borrower or any Restricted Subsidiary in the ordinary course of business;
(u)    any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(v)    Liens on vehicles of Borrower or any Restricted Subsidiary granted in the ordinary course of business;
(w)    Liens arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set off or similar rights;
(x)    Liens on securities (other than Collateral) that are the subject of repurchase agreements constituting Cash Equivalents;
(y)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(z)    restrictive covenants affecting the use to which Real Property may be put; provided that such covenants are complied with;

(aa)    security given to a public utility or any municipality or Governmental Body when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;
(bb)    zoning by-laws and other activity and land use restrictions, including, without limitation, site plan agreements, development agreements, contract zoning agreements and limitations imposed under Environmental Law to secure remedial obligations; and
(cc)    (i) Liens on Securitization Assets and related assets, or created in respect of bank accounts into which only the collections in respect of Securitization Assets have been, sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred in connection with a Permitted Securitization Financing and (ii) Liens securing Indebtedness or other obligations of any Special Purpose Securitization Subsidiary;
provided that no Real Property shall be subject to any Permitted Encumbrances except those referenced in clauses (a), (b), (e), (f), (g), (o), (z), (aa) and (bb) above.
“Permitted Holders” shall mean, as to the Parent, Ascendant Sponsor LP, a Cayman Islands exempted limited partnership, the common equity holders of Borrower as of the Closing Date and such equityholders’ Permitted Transferees under the LLC Agreement, and, in each case, their successors and permitted assigns.
“Permitted Indebtedness” shall mean:
(a)    the Obligations;
(b)    Indebtedness existing on the Closing Date and shown on Schedule 7.7;
(c)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(d)    Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Restricted Subsidiary (which is not a Loan Party) to any other Restricted Subsidiary (which is not a Loan Party), (iii) any Subsidiary (which is not a Loan Party) to any Loan Party, (iv) any Loan Party to any Subsidiary (which is not a Guarantor); provided that all Indebtedness under this clause (iv) is subordinated to the Obligations of such Loan Party under this Agreement and the other Loan Documents in a manner reasonably satisfactory to Agent; and provided, further, that the aggregate outstanding principal amount of such Indebtedness under this clause (iv) does not exceed $20,000,000, and (v) any Restricted Subsidiary (which is not a Loan Party) to any unaffiliated Person; provided, that the aggregate outstanding principal amount of such Indebtedness under this clause (v) does not exceed $5,000,000;
(e)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(f)    Indebtedness secured by purchase money Liens and Capital Lease Obligations (in each case incurred prior to or within 365 days of the acquisition or lease or completion of construction, repair or replacement of, or improvement to or installation of, assets) not exceeding the greater of (i) $5,000,000 and (ii) 2.5% of Consolidated EBITDA as of the most recently-ended test period, in the aggregate outstanding at any time;
(g)    [reserved];

(h)    Indebtedness in connection with Permitted Securitization Financings;
(i)    unsecured Indebtedness not otherwise permitted by Section 7.7 not exceeding the greater of (i) $15,000,000 and (ii) 7.5% of Consolidated EBITDA as of the most recently ended test period, in the aggregate outstanding at any time;
(j)    solely to the extent they constitute Indebtedness, customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;
(k)    Indebtedness in respect of appeal, bid, performance or surety or similar bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of Borrower or any of its Subsidiaries, each incurred in the ordinary course of business, including guarantees or obligations of any Borrower or any of its Subsidiaries with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for borrowed money);
(l)    Indebtedness incurred by Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments issued in the ordinary course of business, including, without limitation, (i) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (ii) guarantees of Indebtedness incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;
(m)    unsecured Indebtedness consisting of interest to the extent paid-in-kind (and not in cash or Cash Equivalents) on intercompany Indebtedness;
(n)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so called “purchase cards”, “procurement cards” or “p cards”), or cash management services;
(o)    guarantees permitted by Section 7.3;
(p)    Indebtedness not otherwise permitted by Section 7.7 not exceeding the greater of (i) $5,000,000 and (ii) 2.5% of Consolidated EBITDA as of the most recently ended test period, in the aggregate outstanding at any time;
(q)    Indebtedness arising from netting services, overdraft protection or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(r)    Indebtedness of a joint venture to Borrower or a Restricted Subsidiary and to the other holders of Equity Interests or participants of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness of such joint venture owed to such holders of its Equity Interests or participants of such joint venture does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders or such participant’s participation in such joint venture;

(s)    Indebtedness incurred by Borrower or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or consistent with past practice;
(t)    Indebtedness incurred by Borrower or a Restricted Subsidiary as a result of leases entered into by Borrower or such Restricted Subsidiary in the ordinary course of business;
(u)    unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law; and
(w)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (u) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon any Loan Party or its Subsidiary, as the case may be.
“Permitted Investments” shall mean:
(a)    Investments (including, without limitation, Subsidiaries) existing on the Closing Date and shown on Schedule 7.4;
(b)    Investments consisting of cash and Cash Equivalents;
(c)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(d)    Investments consisting of deposit accounts in which Agent has a perfected security interest;
(e)    Investments accepted in connection with transfers permitted by Section 7.1(b);
(f)    [reserved];
(g)    Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed $1,000,000 in the aggregate in any fiscal year;
(h)    Investments (including debt obligations, Equity Interests or other securities) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(i)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;
(j)    Lender-Provided Hedges;
(k)    Permitted Acquisitions;
(l)    any Investment in (i) any Loan Party by any other Loan Party, (ii) any Restricted Subsidiary (which is not a Loan Party) by any other Restricted Subsidiary (which is not a Loan Party),

(iii) any Subsidiary (which is not a Loan Party) by any Loan Party; provided that the aggregate amount of such Investments under this clause (iii) does not exceed $20,000,000 at any one time outstanding and (iv) any Loan Party by any Restricted Subsidiary (which is not a Loan Party);
(m)    guarantees permitted by Section 7.3;
(n)    other Investments not otherwise permitted by Section 7.4, so long as (i) no Default or Event of Default shall exist or result from the making of such Investment and (ii) as of the most recently ended fiscal quarter for which financial statements shall have been delivered, calculated on a pro forma basis as if such Investment had been made on the first day of the relevant testing period, the Net Leverage Ratio is not greater than 1.00:1.00;
(o)    Investments consisting of the leasing, licensing, sublicensing of Intellectual Property or pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;
(p)    Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses or leases or subleases of intellectual property, or other rights or assets, in each case in the ordinary course of business;
(q)    extensions of trade credit in the ordinary course of business by Borrower or any of its Restricted Subsidiaries;
(r)    Investments consisting of purchases of services in the ordinary course of business;
(s)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;
(t)    intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of Borrower and its Subsidiaries;
(u)    Investments resulting from pledges and deposits that are Permitted Encumbrances;
(v)    non-cash Investments made in connection with tax planning and reorganization activities;
(w)    Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business; and
(x)    any Investments in a Special Purpose Securitization Subsidiary in connection with a Permitted Securitization Financing.
“Permitted Securitization Financing” shall mean one or more transactions pursuant to which (i) Securitization Assets or interests therein are sold or transferred to or financed by one or more Special Purpose Securitization Subsidiaries and (ii) such Special Purpose Securitization Subsidiaries finance (or refinance) their acquisition of such Securitization Assets or interests therein, or the financing thereof, by selling or borrowing against Securitization Assets (including conduit and warehouse financings) and any hedging agreements entered into in connection with such Securitization Assets; provided that (x) any Indebtedness incurred in connection with such transaction is non-recourse to Borrower or any Subsidiary thereof (other than the Special Purpose Securitization Subsidiaries) and its respective assets and (y) other than the initial Investment in any such Special Purpose Securitization Subsidiary, none of the Loan Parties or any of their respective Subsidiaries is required to make additional Investments in such Special Purpose Securitization Subsidiary.
“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of any Loan Party or any member of the Controlled Group or any such Plan to which any Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.11.
“Pledged Collateral” shall mean the collective reference to the following: all of such Loan Party’s right, title and interest in, to and under (a)(i) the shares of capital stock and other Equity Interests owned by such Loan Party, including those listed opposite the name of such Loan Party in the Perfection Certificate; (ii) any other Equity Interests obtained in the future by such Loan Party and (iii) the certificates and other instruments (if any) representing all such Equity Interests (collectively, the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include any Excluded Property, (b)(i) the debt securities owned by such Loan Party, including those listed opposite the name of such Loan Party in the Perfection Certificate, (ii) any debt securities in the future issued to or otherwise acquired by such Loan Party and (iii) the promissory notes and any other instruments evidencing all such debt securities (collectively, the “Pledged Debt Securities”); provided that the Pledged Debt Securities shall not include any Excluded Property; (c) all other property that may be delivered to and held by the Agent pursuant to the terms of Section 4.2; (d) all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the Pledged Equity Interests and Pledged Debt Securities; (e) all rights and privileges of such Loan Party with respect to the securities, instruments and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing; provided that, in each case, the Pledged Collateral shall not include any Excluded Property.
“Pledged Debt Securities” has the meaning specified in the definition of “Pledged Collateral”.
“Pledged Equity Interests” has the meaning specified in the definition of “Pledged Collateral”.
“Provision for Taxes” shall mean an amount equal to all Taxes imposed on or measured by net income, whether federal, state, provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.
“PTE” means a prohibited transaction class exemption issued by the Department of Labor, as any such exemption may be amended from time to time.
“Purchasing Lender” shall have the meaning set forth in Section 15.3(c).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified therefor in Section 15.20 of this Agreement.
“Qualified ECP Loan Party” means, in respect of any Swap Obligation, (a) each of Borrower and any Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred, or (b) such other Person as is qualified to give a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Property” shall mean all of each Loan Party’s right, title and interest in and to its owned and leased premises.
“Receivables” shall mean and include as to each Loan Party, all of such Loan Party’s accounts (including, without limitation, all health-care insurance receivables), contract rights, instruments (including promissory notes and other instruments evidencing Indebtedness owed to such Loan Party by their Affiliates), documents, chattel paper (whether tangible or electronic), general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale, lease or other disposition of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.
“Recipient” means (a) Agent, (b) any Lender and (c) the Issuer, as applicable.
“Reinvestment” shall mean the acquisition of assets or other investment in the relevant Person’s business with an amount equal to the Net Cash Proceeds of any sale or other disposition of any other assets (other than Inventory in the ordinary course of business). “Reinvest” and “Reinvested” shall have correlative meanings.
“Reinvestment Deferred Amount” shall mean with respect to any Reinvestment Event, an amount equal to the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Advances or other amounts pursuant to Section 2.14(a) as a result of the delivery of a Reinvestment Notice.
“Reinvestment Event” shall mean any sale or other disposition of assets (other than Inventory in the ordinary course of business) in respect of which Borrower has delivered a Reinvestment Notice to Agent.
“Reinvestment Notice” shall mean a written notice executed by an Authorized Officer of Borrower stating that no Default or Event of Default has occurred and is continuing and that the Loan Parties (directly or indirectly through a Subsidiary) reasonably intend and expect to Reinvest all or a specified portion of an amount equal to the Net Cash Proceeds of a sale or other disposition of assets (other than Inventory in the ordinary course of business) or Extraordinary Receipts, in each case, within 365 days of such sale or disposition (or, if within such 365-day period, the Loan Parties enter into a binding commitment to so Reinvest, and does so Reinvest, such Net Cash Proceeds, within 180 days following such 365-day period during which Borrower so committed to such plan of Reinvestment).
“Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount actually Reinvested prior to the relevant Reinvestment Prepayment Date.

“Reinvestment Prepayment Date” shall mean with respect to any Reinvestment Event, the earlier of (a) 365 days after such sale or disposition (or, if within such 365-day period, the Loan Parties enter into a binding commitment to so Reinvest, and does so Reinvest, such Net Cash Proceeds, within 180 days following such 365-day period during which Borrower so committed to such plan of Reinvestment) and (b) the date on which Borrower shall have determined not to, or shall have otherwise ceased to, make Reinvestments with all or any portion of the relevant Reinvestment Deferred Amount.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Report” shall have the meaning set forth in Section 9.7.
“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.
“Required Lenders” shall mean Lenders holding a majority of the Advances (excluding outstanding Swingline Loans as of the most recent Settlement Date, but including any Incremental Term Loans made pursuant to Section 2.4) and, if no Advances are outstanding, shall mean Lenders holding a majority of the Commitment Percentages; provided however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders.
“Resignation Effective Date” shall mean, collectively, the promissory notes referred to in Section 14.3(c).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” shall mean (i) to declare, pay or make any dividend or distribution on any shares of the common stock, preferred stock or other Equity Interests of any Loan Party (other than dividends or distributions payable in its stock or other Equity Interests or split-ups or reclassifications of its stock or other equity interests) or for any Loan Party to apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock or other Equity Interests, or of any options to purchase or acquire any such shares of common or preferred stock or other Equity Interests of any Loan Party, (ii) to repay or prepay any Junior Lien Indebtedness or Subordinated Indebtedness, or repurchase, redeem or retire Junior Lien Indebtedness or Subordinated Indebtedness of any Loan Party, or (iii) any payment by any Loan Party of any management, consulting or similar fees to or any Affiliate, whether pursuant to a management agreement or otherwise.
“Restricted Subsidiary” shall mean each Subsidiary of Borrower other than any Unrestricted Subsidiaries.
“Revolving Advances” shall mean Advances made other than Swingline Loans, Letters of Credit, and the Incremental Term Loan, including, for the avoidance of doubt, any Revolving Advances made pursuant to Section 2.4.

“Revolving Commitment” shall mean, as to any Lender, its obligation to make Revolving Advances in an aggregate amount not to exceed its Revolving Commitment Percentage.
“Revolving Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s under the applicable heading on Schedule 1.1 to this Agreement under the heading “Revolving Commitment Percentage” as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3.
“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a).
“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Base Rate plus the Applicable Margin, with respect to Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus the Applicable Margin, with respect to Eurodollar Rate Loans
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a jurisdiction subject to Sanctions, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b),or (d) any Person that is otherwise the subject of any Sanctions.
“Sanctions” shall have the meaning set forth in Section 5.23.
“SEC” shall mean the U.S. Securities and Exchange Commission or any successor thereto.
“Securitization Assets” shall mean any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by Borrower or any Subsidiary or in which Borrower or any Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) Receivables, (b) franchise fees, royalties and other similar payments made related to the use of trade names and other Intellectual Property, business support, training and other services, (c) revenues related to distribution and merchandising of the products of Borrower and its Subsidiaries, (d) rents, real estate taxes and other non-royalty amounts due from franchisees, (e) Intellectual Property rights relating to the generation of any of the types of assets listed in this definition, (f) parcels of or interests in Real Property, together with all appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof, (g) any Equity Interests of any Special Purpose Securitization Subsidiary or any Subsidiary of a Special Purpose Securitization Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organization or formation documents or other agreement entered into in furtherance of the organization of such entity, (h) any equipment, contractual rights with unaffiliated third parties, website domains and associated property and rights necessary for a Special Purpose Securitization Subsidiary to operate in accordance with its stated purposes; (i) any rights and obligations associated with gift card or similar programs, and (j) other assets and property (or proceeds of such assets or property) to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by Borrower in good faith).
“Settlement Date” shall mean the Closing Date and thereafter Tuesday of each week, unless such day is not a Business Day in which case it shall be the next succeeding Business Day, and every other Business Day designated by Agent as a “Settlement Date” by notice from Agent to each Lender. Agent shall be obligated to designate a Settlement Date in the event that Borrower requests Revolving Advances in excess of the Maximum Swingline Loan Amount.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).
“SPAC Transaction” shall mean the merger of Ascendant Digital Acquisition Corp. and Parent, which was effective as of July 21, 2021.
“Special Purpose Securitization Subsidiary” shall mean (i) a direct or indirect Subsidiary of Borrower established in connection with a Permitted Securitization Financing for the acquisition of Securitization Assets or interests therein, and which is organized in a manner (as determined by Borrower in good faith) intended to reduce the likelihood that it would be substantively consolidated with any of Borrower or any of the Subsidiaries (other than Special Purpose Securitization Subsidiaries) in the event Borrower or any such Subsidiary becomes subject to a proceeding under the Title 11 of the Bankruptcy Code (or other insolvency law) and (ii) any subsidiary of a Special Purpose Securitization Subsidiary.
“Standby Letters of Credit” shall mean all Letters of Credit issued in connection with this Agreement as a credit enhancement for certain Indebtedness (other than Indebtedness for borrowed money) of Borrower.
“Stock Pledge Agreement” shall mean a Stock Pledge Agreement, dated as of the Closing Date, pursuant to which each Loan Party pledges to Agent as Collateral for the Obligations the issued and outstanding shares of Subsidiary Stock.
“Subordinated Indebtedness” means (a) with respect to Borrower, any Indebtedness of Borrower which is by its terms expressly subordinated in right of payment to the Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its guarantee of the Obligations, in each case to the written satisfaction of Agent and the Required Lenders.
“Subsidiary” shall mean, with respect to any Person, a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors or managers of such corporation or other entity, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.
“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any U.S. Wholly Owned Subsidiary owned by any Loan Party.
“Supported QFC” has the meaning specified therefor in Section 15.20 of this Agreement.
“Swap Obligation” means, with respect to any of Borrower or any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Lender” means HSBC, or if HSBC shall resign as Swingline Lender, another Lender selected by Agent or the successor Agent and reasonably acceptable to Required Lenders and Borrower.
“Swingline Loan” means each Advance made by Swingline Lender pursuant to Section 2.1(c).

“Swingline Note” shall mean the promissory note referred to in Section 2.1(c).
“Tax Receivable Agreement” shall mean the Tax Receivable Agreement, dated as of July 21, 2021, by and among Parent, Borrower and the other parties thereto, as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.
“Term” shall mean the period commencing on the Closing Date and ending on the Termination Date.
“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Termination Date” shall have the meaning set forth in Section 13.1.
“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may reasonably be expected to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan.
“Transactions” means the transactions contemplated by this Agreement.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 15.20 of this Agreement.
“UCC” shall have the meaning set forth in Section 1.3.
“UK Bribery Act” shall have the meaning set forth in Section 5.23.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“United States” or “U.S.” means the United States of America.
“Unrestricted Subsidiary” shall mean (i) on the Closing Date, each Subsidiary of Borrower listed on Schedule 1.3 and (ii) any other Subsidiary of Borrower designated by the board of directors of Borrower as an Unrestricted Subsidiary pursuant to Section 6.10 subsequent to the Closing Date, in each case, except to the extent redesignated as a Restricted Subsidiary in accordance with such Section 6.10.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required To Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be renewed, extended, amended or replaced from time to time.
“USCO” shall mean the U.S. Copyright Office.
“USD LIBOR” means the London interbank offered rate for Dollars.
“USPTO” shall mean the U.S. Patent and Trademark Office.
“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.
“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
“Withholding Agent” means any Loan Party and Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.3.    UCC Terms.
All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “UCC”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “supporting obligations”, “securities”, “documents”, “deposit accounts”, “securities accounts”, “proceeds”, “software”, “letter of credit”, “letter-of-credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the UCC. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the UCC, such expanded definition will apply automatically as of the date of such amendment, modification or revision.
1.4.    Certain Matters of Construction.
The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Each reference to a Section, an Exhibit or a Schedule shall be deemed to refer to a Section, an Exhibit or a Schedule, as applicable, of this Agreement, as modified or supplemented with the consent of Agent in its sole discretion unless otherwise specified. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes (including the UCC) and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. For purposes of Sections 3.1, 3.5, 3.6, 3.7, 3.8, 3.10(a), and Articles V, VIII, XI, XII, XIII, XIV, and XV, the term “Lender” shall include each Lender and Swingline Lender. All references herein to the time of day shall mean the time in New York, New York. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any of the Loan Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Loan Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Loan Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of any Loan Party’s knowledge” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or Loan Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of such Loan Party or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.
1.5.    Divisions.
For all purposes under this Agreement and the other Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

II.    ADVANCES, PAYMENTS.
2.1.    Revolving Advances and Swingline Loans.
(a)    Revolving Advances. Subject to the terms and conditions set forth in this Agreement (including, without limitation, Section 2.1(b) and Article VIII), each Lender, severally and not jointly, will make Revolving Advances to Borrower during the Term in aggregate amounts outstanding at any time not to exceed such Lender’s Commitment Percentage of the Maximum Revolving Advance Amount minus, in either case, the sum of (1) the outstanding amount of the Revolving Advances and Swingline Loans plus (2) the Letter of Credit Reserve.
The Revolving Advances may be evidenced by one or more secured promissory notes (each, a “Revolving Credit Note”) executed by Borrower in favor of each Lender in the amount of such Lender’s Commitment Percentage of the Revolving Advances and shall be in substantially in the form attached hereto as Exhibit C.
(b)    [Reserved].
(c)    Swingline Loans. (i) Subject to the requirements of this clause (c), so long as the aggregate amount of outstanding Swingline Loans plus the amount of the requested Swingline Loan does not exceed the Maximum Swingline Loan Amount, Borrower may request that Swingline Lender make available to Borrower by transfer of immediately available funds a Swingline Loan. The Swingline Loans shall be advanced by Agent (subject to the requirements of Section 8.2 hereof) as Domestic Rate Loans and shall not exceed in the aggregate at any time outstanding the Maximum Swingline Loan Amount. In the event that on any Business Day, Borrower desires that all or any portion of the outstanding Swingline Loans should be reduced in whole or in part, Borrower shall promptly notify Agent to that effect and indicate the portion of the Swingline Loans to be reduced. Borrower hereby agrees that it shall notify Agent to reduce the outstanding Swingline Loans to $0 at least once every week and, in any event, at any time that the aggregate outstanding principal amount of Swingline Loan equals the Maximum Swingline Loan Amount. Swingline Lender shall notify Agent to reduce the outstanding Swingline Loans to $0 by conversion of such Swingline Loans to Revolving Advances as described in sub-clause (ii) of this Section 2.1(c), at least once each week if Borrower fails to do so. Agent agrees to promptly transmit to Lenders the information contained in each notice received by Agent from Borrower or Swingline Lender and shall concurrently notify Lenders of each Lender’s Commitment Percentage of the obligation to make a Revolving Advance to repay the Swingline Loan (or portion thereof). In no event shall the aggregate outstanding Advances exceed the Maximum Revolving Advance Amount.
(ii)    Each of the Lenders hereby unconditionally and irrevocably agrees to fund to Agent for the benefit of Swingline Lender, in lawful money of the United States and in same day funds, not later than 1:00 p.m. (New York time) on the Settlement Date, such Lender’s Commitment Percentage of a Revolving Advance (which Revolving Advance shall be a Domestic Rate Loan and shall be deemed to be requested by Borrower) in the principal amount of such portion of the Swingline Loans which is required to be paid to Swingline Lender under this Section 2.1(c) (regardless of whether the conditions precedent thereto set forth in Article VIII are then satisfied and whether or not Borrower has provided a Notice of Borrowing under Section 2.2 and whether or not any Default or Event of Default exists or all or any of the Advances have been accelerated, but subject to the other provisions of this Section 2.1(c)). The proceeds of any such Revolving Advance shall be immediately paid over to Agent for the benefit of Swingline Lender for application to the Swingline Loan.
(iii)    In the event that an Event of Default shall occur and either (i) such Event of Default is of the type described in Section 10.7 or 10.8 or (ii) no further Revolving Advances are being made under this Agreement, so long as any such Event of Default is continuing, then, each of the Lenders (other than Swingline Lender) shall be deemed to have irrevocably, unconditionally and immediately purchased a participation from Swingline Lender of such Lender’s Commitment Percentage of the Swingline Loan outstanding as of the date of the occurrence of such Event of Default. Each Lender shall effect such purchase by making available an amount equal to its Commitment Percentage of the outstanding Swingline Loan on the date of such purchase in Dollars in immediately available funds to Agent for the benefit of Swingline Lender. In the event any Lender fails to make available to Swingline Lender when due the amount of such Lender’s participation in the Swingline Loan (as calculated above), Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate. Each such purchase by a Lender shall be made without recourse to Swingline Lender, without representation or warranty of any kind, and shall be effected and evidenced pursuant to documents reasonably acceptable to Swingline Lender. The Swingline Loans shall be evidenced by one or more promissory notes substantially in the form of Exhibit D. The obligations of the Lenders under this Section 2.1(c) shall be absolute, irrevocable and unconditional, shall be made under all circumstances and shall not be affected, reduced or impaired for any reason whatsoever.
2.2.    Procedure for Borrowing.
(a)    Borrower may notify by delivery of a Notice of Borrowing to Agent prior to 11:00 a.m. (New York time) on a Business Day of Borrower’s request to incur, on that day, or in the alternative, on the immediately succeeding Business Day thereafter (as specified in the Notice of Borrowing), a Revolving Advance hereunder. Any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent, any Lender and/or the Issuer, or with respect to any other Obligation, which shall become due, if not otherwise paid when due, shall be deemed a request for a Revolving Advance to be maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement, or any other agreement with Agent, any Lender and/or the Issuer and such request shall be irrevocable.
(b)    Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a Eurodollar Rate Loan, Borrower shall deliver a Notice of Borrowing to Agent by no later than 11:00 a.m. (New York time) on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Revolving Advance to be borrowed, which amount shall be in a minimum amount of $5,000,000 and in integral multiples of $500,000 in excess thereof, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans consisting of Revolving Advances shall be for one, three or six months. No Eurodollar Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default. After giving effect to each such borrowing, there shall not be outstanding more than seven (7) Eurodollar Rate Loans consisting of Revolving Advances, in the aggregate at any time. Agent shall provide Borrower with a quote of the actual interest rate available for the Eurodollar Rate Loan requested by Borrower, which quote shall be given on the day after such Eurodollar Rate Loan is requested and such quote shall be effective from the day provided by Agent until two (2) Business Days thereafter.
(c)    Subject to the definition of “Interest Period”, each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrower may elect as set forth in subsection (b)(iii) above; provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the Termination Date.
(d)    Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its Notice of Borrowing given to Agent pursuant to Section 2.2(b) or by its Notice of Conversion given to Agent pursuant to Section 2.2(e) as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(e).
(e)    Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount; provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Borrower desires to convert a loan, Borrower shall give Agent a Notice of Conversion by no later than 11:00 a.m. (New York time) (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor. After giving effect to each request for a Eurodollar Rate Loan, there shall not be outstanding more than six (6) Eurodollar Rate Loans consisting of Revolving Advances, in the aggregate.
(f)    At its option and upon written notice given prior to 11:00 a.m. (New York time) three (3) Business Days’ prior to the date of such prepayment, Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time, without premium or penalty (except amounts which may be owed pursuant to Section 15.5(b)), but with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Revolving Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall pay any amounts which may be owed pursuant to Section 15.5(b).
(g)    Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this Section 2.2(g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into Domestic Rate Loans. In the event that (i) any payment of a Eurodollar Rate Loan is required, made or permitted on a date other than the last day of the then current Interest Period applicable thereto (including upon demand by Agent or Lenders ), (ii) the conversion of any Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto, or (iii) the failure to convert, continue, borrow or prepay any Eurodollar Rate Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate the Lenders for the loss, cost and expense attributable to such event in an amount computed as follows: the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such Eurodollar Rate Loan had such event not occurred, at the interest rate that would have been applicable to such Eurodollar Rate Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Rate Loan), over (y) the amount of interest that would accrue on such principal amount for such period at the interest rate with such Lender (or an affiliate of such Lender) would bid were it to bid, at the commencement of the interest period, for U.S. Dollar deposits of a comparable amount and period from other banks in the London interbank eurodollar market. A certificate of the Lenders delivered to Borrower and setting forth any amount or amounts that the Lenders are entitled to receive pursuant to this paragraph shall be conclusive absent manifest error. Borrower shall pay the Lenders the amount shown as due on any such certificate upon demand.
2.3.    Disbursement of Advance Proceeds.
All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lenders, shall be charged to Borrower’s Account on Agent’s books. During the Term, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a) shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to Borrower by the close of business on the day so requested by Borrower by way of credit to Borrower’s operating account maintained with Agent or such other bank as Borrower may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.
2.4.    Incremental Loans.
(a)    Incremental Term Loans. At any time commencing on the Closing Date until the Termination Date, provided no Default or Event of Default has occurred and is continuing and subject to the conditions set forth in clause (e) below, upon notice to the Agent, Borrower may, from time to time, request the funding of a term loan (but, together with increases in respect of Incremental Revolving Commitments, not more than three (3) increases in the aggregate) from one or more existing Lenders or from other Eligible Assignees reasonably acceptable to the Agent and Borrower (each, an “Incremental Term Loan”), in an aggregate amount for all such Incremental Term Loans and any Incremental Revolving Commitments, not to exceed $65,000,000. Any Incremental Term Loan shall be in the amount of at least $10,000,000 (or such lower amount that represents all remaining availability pursuant to this Section 2.4(a)) and integral multiples of $5,000,000 in excess thereof (or such lower amount that represents all remaining availability pursuant to this Section 2.4(a)).
(b)    Revolving Loans.  At any time during the Term, provided no Default or Event of Default has occurred and is continuing and subject to the conditions set forth in clause (e) below, upon notice to the Agent, Borrower may, from time to time, request one or more increases (but, together with the requests for Incremental Term Loans, not more than three (3) increases in the aggregate) to the Commitments (the “Incremental Revolving Commitment”); provided that, in no event shall the aggregate amount of Incremental Revolving Commitment plus the Incremental Term Loans exceed $65,000,000. Any Incremental Revolving Commitment shall be in the amount of at least $5,000,000 (or such lower amount that represents all remaining availability pursuant to this Section 2.4(b)) and integral multiples of $5,000,000 in excess thereof (or such lower amount that represents all remaining availability pursuant to this Section 2.4(b)).
(c)    Lender Election to Increase; Prospective Lenders.  At the time of sending such request, Borrower (in consultation with the Agent) shall specify the time period (such period, the “Election Period”) within which each Lender is requested to respond (which Election Period shall in no event be less than ten (10) Business Days from the date of delivery of such request to the Lenders), and the Agent shall promptly thereafter notify each Lender of Borrower’s request for such Incremental Term Loan and/or such

Incremental Revolving Commitment and the Election Period during which each Lender is requested to respond to such Borrower request; provided that, if such notice indicates that it is conditioned upon the occurrence of a specified event, such request may be revoked if such event does not occur prior to the requested funding date. No Lender shall be obligated to participate in any Incremental Term Loan or any Incremental Revolving Commitment, and each such Lender’s determination to participate shall be in such Lender’s sole and absolute discretion. Any Lender not responding by the end of such Election Period shall be deemed to have declined to increase its respective Commitment. To the extent Lenders (or their Affiliates) do not agree to provide an Incremental Term Loan or Incremental Revolving Commitment, as applicable, on terms acceptable to Borrower, Borrower may invite any prospective lender that satisfies the criteria of being an “Eligible Assignee” and is reasonably satisfactory to the Agent to become a Lender pursuant to a joinder agreement in form and substance satisfactory to the Agent in connection with the proposed Incremental Term Loan or Incremental Revolving Commitment, as applicable (provided that the joinder of any such “Lender” for the purpose of providing all or any portion of any such Incremental Term Loan or Incremental Revolving Commitment, as applicable, shall not require the consent of any other Lender (including any other “Lender” that is joining this Agreement to provide all or part of such Incremental Term Loan or Incremental Revolving Commitment, as applicable)).
(d)    Effective Date and Allocations. If the Commitments are increased in accordance with this Section 2.4, the Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Revolving Commitment or Incremental Term Loan, as applicable. The Agent shall promptly notify Borrower and the Lenders of the final allocation of such Incremental Revolving Commitment or Incremental Term Loan, as applicable, and the Increase Effective Date.
(e)    Each of the following shall be the only conditions precedent to the making of an Incremental Term Loan or Incremental Revolving Commitment:
(i)    Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by an Authorized Officer of each such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Revolving Commitment or Incremental Term Loan, as applicable;
(ii)    Each of the conditions precedent set forth in Section 8.2 shall be satisfied;
(iii)    The then applicable financial covenants set forth in Section 6.8 hereof shall have been met, immediately after giving effect to the making of the Incremental Term Loan or Incremental Revolving Commitment on a pro forma basis (treating any Incremental Revolving Commitment as fully funded); provided that the Net Leverage Ratio on a pro forma basis (treating any Incremental Revolving Commitment as fully funded) shall be 0.50:1.00 lower than the Net Leverage Ratio then required under Section 6.8(b) (provided, the cash proceeds of any Incremental Term Loan or Incremental Revolving Loan then being incurred shall not be netted from the numerator in the Net Leverage Ratio for purposes of calculating the Net Leverage Ratio);
(iv)    Borrower shall have delivered to the Agent a certificate certifying as to compliance with the requirements of clauses (ii) and (iii) above, together with all reasonably detailed calculations evidencing compliance with clause (iii) above;
(v)    Borrower shall (x) deliver to any Lender providing an increase in the Commitments hereunder (or any new Lender providing such Commitment) any Notes requested by such Lender in connection with the making of such increased or new Commitment, and (y) have executed any amendments to this Agreement and the other Loan Documents as may be required by the Agent to effectuate the provisions of this Section 2.4, including, if applicable, any amendment that may be necessary to ensure and demonstrate that the Liens and security interests granted by the Loan Documents are perfected under the UCC or other applicable law to secure the Obligations in respect of the Incremental Term Loans and Incremental Revolving Commitment;
(vi)    With respect to any Incremental Revolving Commitment, Borrower shall prepay any Revolving Advances outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.2(f)) to the extent necessary to keep the outstanding Revolving Advances ratable with any revised Commitment Percentages resulting from any non-ratable increase in the Commitments undertaken pursuant to this Section 2.4.
(f)    Distribution of Revised Commitments Schedule. The Agent shall promptly distribute to the parties an amended Schedule 1.1 (which shall be deemed incorporated into this Agreement), to reflect any such changes in the Commitments of the existing Lenders, or the addition of any new Lenders and their Commitment amounts, and the respective Commitment Percentages resulting therefrom.
(g)    Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 15.2 to the contrary.
(h)    Treatment.
(i)    The Incremental Revolving Commitments and any additional Revolving Advances made available pursuant to any such Incremental Revolving Commitment shall be treated on the same terms (including with respect to pricing and maturity date, but excluding any commitment, arrangement, upfront or similar fees, which shall be determined by Borrower and the lenders providing such Incremental Revolving Commitments) as, and made pursuant to the same documentation as is applicable to, the original Revolving Commitment and the original revolving facility, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents and will be secured on a pari passu basis by the same Collateral. Borrower and the other Loan Parties shall take any actions reasonably required by the Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Incremental Revolving Commitment and additional Revolving Advances.
(ii)    The Incremental Term Loans shall be treated as agreed by the Lenders providing the Incremental Term Loans hereunder (or any new Lender providing an Incremental Term Loan) and the other Lenders in accordance with Section 15.2, and shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents and will be secured on a pari passu or junior basis by the same Collateral; provided that, in any case, no Incremental Term Loan shall have a final maturity date sooner than the Termination Date. Borrower and the other Loan Parties shall take any actions reasonably required by the Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Incremental Term Loans.
(i)    Effect of Increase. Upon the increase in the Maximum Revolving Advance Amount under this Section 2.4, all references in this Agreement and in any other Loan Document (i) to the Maximum Revolving Advance Amount of any Lender shall be deemed to include any increase in such Lender’s Revolving Commitment pursuant to this Section 2.4, and (ii) to the Maximum Revolving Advance

Amount shall be deemed to include the increase in the Maximum Revolving Advance Amount made pursuant to this Section 2.4.
2.5.    Maximum Advances and Letters of Credit.
The aggregate balance of Revolving Advances outstanding plus the Letter of Credit Reserve plus the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Maximum Revolving Advance Amount.
2.6.    Repayment of Advances.
(a)    The Revolving Advances shall be due and payable in full in cash on the Termination Date subject to earlier prepayment as herein provided. The Swingline Loans shall be due and payable in accordance with Section 2.1(c), subject to earlier prepayment as herein provided.
(b)    [Reserved].
(c)    Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s agreement to conditionally credit Borrower’s Account as of the Business Day on which Agent receives those items of payment in immediately available funds, Agent agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations on the Business Day (i) Agent receives such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, such payment constitutes good funds in Agent’s account. Agent is not, however, required to credit Borrower’s Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrower’s Account for the amount of any item of payment which is returned to Lender unpaid. All repayments of Revolving Advances shall be applied first, to any outstanding Swingline Loans, second, to any Revolving Advances maintained as Domestic Rate Loans, and third, to any Eurodollar Rate Loans (subject to Section 2.2(f) hereof).
(d)    All payments of principal, interest and other amounts payable hereunder, or under any of the Loan Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Revolving Advances maintained as a Domestic Rate Loan as provided in Section 2.2 in the amount of all such Obligations due and owing. In the event Agent charges Borrower’s Account or makes any such Revolving Advances, the statement of account required to be delivered to Borrower under Section 2.8 shall reflect all such charges or Revolving Advances which occurred in the prior month.
(e)    Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.
2.7.    Mandatory Prepayments.
(a)    The aggregate balance of Revolving Advances outstanding at any time in excess of the maximum amount of Revolving Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred, together with any amounts which may be due under Section 15.5(b) if a Eurodollar Rate Loan is required to be prepaid as a consequence of this section.
(b)    Within one Business Day of the date of receipt by Borrower of the proceeds of any Cure Amount pursuant to Section 10.15, Borrower shall prepay the outstanding Advances in an amount equal to 100% of such proceeds.
2.8.    Statement of Account.
Agent shall maintain, in accordance with its customary procedures, a loan account (the “Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Lenders and Borrower during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower. The records of Agent with respect to Borrower’s Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.
2.9.    Letters of Credit.
Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of Standby Letters of Credit (collectively, “Letters of Credit”) by Issuer on behalf of Borrower provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the Maximum Undrawn Amount of such Letters of Credit would then cause the sum of (i) the outstanding Revolving Advances and Swingline Loans plus (ii) the Letter of Credit Reserve (after giving effect to such issuance or creation) to exceed the Maximum Revolving Advance Amount; and provided further, that, notwithstanding anything in this Agreement to the contrary, Issuer shall have the right not to issue a Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally. The Maximum Undrawn Amount of outstanding Letters of Credit shall not exceed $5,000,000 in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.
2.10.    Issuance of Letters of Credit.
(a)    Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, Issuer’s standard form of letter of credit and security agreement and standard form of letter of credit application (collectively, the “Letter of Credit Application”) and any draft if applicable, completed to the satisfaction of Agent; and such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Agent shall use its best efforts to cause all Letters of Credit requested by Borrower and approved by Agent in accordance with the terms of this Agreement to be issued no later than three (3) Business Days after the day so requested by Borrower.
(b)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or acceptances of issuance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance. With respect to clause (ii) above, in no event shall any Letters of Credit issued hereunder have an expiry date later than the Termination Date unless Borrower provides cash collateral equal to not less than one hundred five percent (105%) of the face amount thereof to be held by Agent pursuant to a cash collateral agreement in form and substance satisfactory to Agent. All Letters of Credit shall be subject to the laws or rules designated in such Letter of Credit, or if no laws or rules are designated, the International Standby Practices (ISP98 – International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”) and, as to matters not governed by the ISP98 Rules, the laws of the State of New York and applicable United States Federal law. If, at Borrower’s request, the Letter of Credit expressly chooses a letter of credit governing rule that is not the ISP98 Rules or a state or country law other than New York state law and United States Federal law or is silent with respect to the choice of the ISP98 Rules or a governing law, neither Agent nor Issuer shall be liable for any payment, cost, expense or loss resulting from any action or inaction taken by Agent or Issuer if such action or inaction is or would be justified under the ISP98 Rules, New York law, applicable United States Federal law or the law governing the Letter of Credit. Borrower agrees that for matters not addressed by the ISP98 Rules, the Letter of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws. If, at Borrower’s request, the Letter of Credit expressly chooses a state or country law other than New York state law and United States Federal law or is silent with respect to the choice of the ISP98 Rules or a governing law, Issuer shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by Issuer if such action or inaction is or would be justified under the ISP98 Rules, New York law, applicable United States Federal law or the law governing the Letter of Credit.
(c)    Agent shall use its reasonable efforts to notify Lenders of the request by Borrower for a Letter of Credit hereunder.
2.11.    Requirements for Issuance of Letters of Credit.
(a)    In connection with the issuance of any Letter of Credit, Borrower shall indemnify, save and hold Agent, each Lender and the Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent, any Lender or the Issuer and expenses and, subject to Section 15.5(c), reasonable attorneys’ fees incurred by Agent, any Lender or the Issuer arising out of, or in connection with, any Letter of Credit to be issued or created for Borrower. Borrower shall be bound by Agent’s or Issuer’s regulations and good faith interpretations of any Letter of Credit issued or created for Borrower’s Account, although this interpretation may be different from its own; and, neither Agent, nor any Lender, nor the Issuer nor any of their correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit except for Agent’s, any Lender’s, the Issuer’s or such correspondents’ willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
(b)    Borrower shall authorize and direct the Issuer of a Letter of Credit to deliver to Agent all related payment/acceptance advices, to deliver to Agent all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor. With respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(c)    In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority: (i) to sign and/or endorse Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign Borrower’s name on bills of lading; and (iii) to complete in Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. None of Agent, Issuer nor any of their respective attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s, Issuer’s or their respective attorney’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment). This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.
(d)    Each Lender shall to the extent of the amount equal to the product of such Lender’s Commitment Percentage times the aggregate amount of all unreimbursed reimbursement obligations arising from disbursements made or obligations incurred with respect to the Letters of Credit be deemed to have irrevocably purchased an undivided participation in (i) each such unreimbursed reimbursement obligation, and (ii) each Revolving Advance made as a consequence of the issuance of a Letter of Credit and all disbursements thereunder, in each case in an amount equal to such Lender’s applicable Commitment Percentage times the outstanding amount of the Letters of Credit and disbursements thereunder. In the event that at the time a disbursement is made the unpaid balance of Revolving Advances exceeds or would exceed, with the making of such disbursement, the amount permitted under Section 2.1(a), and such disbursement is not reimbursed by Borrower within one (1) Business Day, Agent shall promptly notify each Lender and upon Agent’s demand each Lender shall pay to Agent such Lender’s proportionate share of such unreimbursed disbursement together with such Lender’s proportionate share of Agent’s unreimbursed costs and expenses relating to such unreimbursed disbursement. Upon receipt by Agent of a repayment from Borrower of any amount disbursed by Agent for which Agent had already been reimbursed by Lenders, Agent shall deliver to each Lender that Lender’s pro rata share of such repayment. Each Lender’s participation commitment shall continue until the last to occur of any of the following events: (A) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letters of Credit issued hereunder remain outstanding and uncancelled or (C) all Persons (other than any Loan Party) have been fully reimbursed for all payments made under or relating to Letters of Credit.
2.12.    Additional Payments.
Any sums expended by Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any other Loan Document including, without limitation, any Loan Party’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1, may be charged to Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.
2.13.    Manner of Borrowing and Payment.
(a)    Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders.
(b)    Each payment (including each prepayment) by Borrower on account of the principal of the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Revolving Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 p.m. (New York time), in Dollars and in immediately available funds.

(c)    (i)    Notwithstanding anything to the contrary contained in Sections 2.13(a) and 2.13(b), commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 p.m. (New York time) on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such week exceeds the aggregate amount of new Revolving Advances made during such week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.
(ii)    Each Lender shall be entitled to earn interest at the applicable Contract Rate on outstanding Advances which it has funded.
(iii)    Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Revolving Advances made during the week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.
(d)    If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.
(e)    Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent will promptly notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrower; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrower’s rights (if any) against such Lender.
2.14.    Mandatory Prepayments.
(a)    When any Loan Party sells or otherwise disposes of any Collateral, other than Inventory in the ordinary course of business, then, unless a Reinvestment Notice shall be delivered in respect thereof within ten (10) days of such Loan Party’s receipt of proceeds of such sale or other disposition, Borrower shall repay the Advances made to Borrower in an amount equal to the Net Cash Proceeds, such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such Net Cash Proceeds, and until the date of payment, such proceeds shall be held in trust for Agent; provided that notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Advances and other amounts as set forth in this Section 2.14(a); and provided further, that so long as no Default or Event of Default shall exist or would result therefrom, and such Net Cash Proceeds of such a sale or such a disposition do not exceed (i) $5,000,000 in any single transaction or series of related sales or dispositions or (ii) $10,000,000 in the aggregate for all such sales or dispositions in any fiscal year, then no such prepayment shall be required. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Advances in such order as Agent may determine, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof.
(b)    Subject to the provisions of Section 4.11, Agent shall apply the proceeds of any insurance settlements from casualty losses which are received by Agent to the Advances in such order as Agent may determine, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof.
(c)    Unless a Reinvestment Notice shall be delivered in respect thereof within ten (10) days of any Loan Party’s receipt of proceeds of any Extraordinary Receipts, Borrower shall repay the Advances made to Borrower in an amount equal to the Net Cash Proceeds of such Extraordinary Receipts, such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such Net Cash Proceeds, and until the date of payment, such proceeds shall be held in trust for Agent; provided that notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Advances and other amounts as set forth in this Section 2.14(c). Such repayments shall be applied to the Advances in such order as Agent may determine subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof.
(d)    [Reserved].
(e)    If any Loan Party receives any proceeds from the issuance or incurrence of any Indebtedness (other than Permitted Indebtedness), Borrower shall repay the Advances made to Borrower in an amount equal to the net proceeds of such issuance or incurrence (i.e., gross proceeds less the reasonable costs of such issuance or incurrence), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale or issuance otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the other Advances in such order as Agent may determine, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof.

2.15.    Use of Proceeds.
Borrower shall apply the proceeds of Advances to (i) finance Permitted Acquisitions, (ii) pay fees and expenses relating to the Transactions, (iii) provide for its working capital needs and reimburse drawings under Letters of Credit and (iv) for other general corporate purposes.
2.16.    Defaulting Lender.
(a)    Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.16 while such Lender is a Defaulting Lender.
(b)    Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided that Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.
(c)    A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents other than (i) any such amendment, waiver or consent to the extent that it relates to any matter that disproportionately affects any Defaulting Lender and (ii) any of the matters governed by Section 15.2(a)(i) through (iii) that affect such Lender. All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage.
(d)    Other than as expressly set forth in this Section 2.16, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.16 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
(e)    If Borrower, Agent, the Swingline Lender and the Issuer agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustment will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(f)    So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
III.    INTEREST AND FEES.
3.1.    Interest.
Interest on Advances shall be payable to Agent for the benefit of Lenders in arrears on the last day of each calendar quarter with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three months, on each date which is a three month anniversary date of the commencement of such Eurodollar Rate Loan and at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the calendar month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to Swingline Loans, the Revolving Interest Rate applicable to Revolving Advances maintained as Domestic Rate Loans (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect. Upon and after the occurrence of any (x) Default under Section 10.1(a) or Event of Default under Section 10.1(a), and during the continuation thereof, all overdue Obligations shall bear interest at the applicable Contract Rate plus two percent (2.0%) per annum (the “Default Rate”), and (y) any other Default or Event of Default, all Obligations shall bear interest at the Default Rate.
3.2.    Letter of Credit Fees; Cash Collateral.
(a)    Borrower shall pay (w) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Letter of Credit Fee Percentage, the fees under this Section 3.2(a)(w) to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, (x) to Agent for the benefit of Issuer, any and all customary fees and expenses in connection with any Letter of Credit, including, without limitation, in connection with the issuance, amendment or renewal of any such Letter of Credit, and (y) to Agent for the ratable benefit of Lenders, a fee equal to the greater of (i) one-quarter of one percent (0.25%) of the amount of each draft negotiated with respect to any Letter of Credit upon the payment thereof and (ii) $100 (all of the foregoing fees, the “Letter of Credit and Guarantee Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, Agent may, and at the direction of the Required Lenders shall, increase the Letter of Credit and Guarantee Fees by two percent (2.0%) per annum. All Letter of Credit and Guarantee Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.
(b)    On demand from Agent or the Required Lenders at any time following (x) the occurrence of an Event of Default (whether or not such Event of Default is continuing) or (y) any termination of the Lenders’ commitment to make Revolving Advances, Borrower will cause cash to be deposited and maintained in an account with Agent, as cash collateral for the Obligations, in an amount equal to one hundred and five percent (105%) of the Letter of Credit Reserve, and Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrower may not withdraw amounts credited to any such account except upon payment and performance in full in cash of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Lender-Provided Hedges and Bank Product Obligations) and termination of this Agreement.
3.3.    Unused Commitment Fee.
Borrower shall pay to Agent, for the ratable benefit of the Lenders, a fee in an amount equal to (x) the Maximum Revolving Advance Amount minus the sum of (1) the average daily balance of the Revolving Advances during the immediately preceding quarter, plus, (2) the average daily face amount of the Letter of Credit Reserve during the immediately preceding quarter, multiplied by the applicable Commitment Fee Percentage. Such fee to be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter following the Closing Date. For the avoidance of doubt, outstanding Swingline Loans shall not be counted towards or considered usage of Revolving Advances for purposes of determining the unused commitment fee.
3.4.    Fee Letter. Borrower shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.
3.5.    Computation of Interest and Fees.
Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed except that, with respect to Advances the rate of interest on which is calculated on the basis of the Base Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension; provided that with respect to Eurodollar Rate Loans, if extending such payment would cause the last day of the applicable Interest Period to be extended into the next calendar month, then the due date for such payment shall be the immediately preceding Business Day.
3.6.    Maximum Charges.
In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under any Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.
3.7.    Increased Costs.
In the event that any Applicable Law, treaty or governmental regulation coming into effect after the Closing Date, or any change therein or any change in the interpretation or application thereof after the Closing Date, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other Governmental Body arising after the Closing Date, shall:
(a)    subject Agent or any Lender to any Tax (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(b)    impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
(c)    impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any other Loan Document;
and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender reasonably deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender reasonably deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Adjusted LIBO Rate. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.
3.8.    Basis for Determining Interest Rate Inadequate or Unfair; Benchmark Replacement Setting.
(a)    Basis for Determining Interest Rate Inadequate or Unfair. Subject to the provisions set forth in Section 3.8(b) below, in the event that Agent or any Lender shall have determined that: (i) reasonable means do not exist for ascertaining the Adjusted LIBO Rate applicable pursuant to Section 2.2 for any Interest Period; or (ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Agent shall give Borrower prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. (New York time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar

Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrower shall have no right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.
(b)    Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:
(i)    Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings. On the earlier of (A) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (B) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii)    Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrower may revoke any request for a borrowing of, conversion to or continuation of Advances to be made, converted or continued that would bear interest by reference to such Benchmark until Borrower’s receipt of notice from the Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Domestic Rate Loans. During the period referenced in the foregoing sentence, the component of the Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.
(iii)    Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iv)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.8(b).
(v)    Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then the Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
3.9.    Capital Adequacy.
(a)    In the event that Agent or any Lender shall have determined that any Applicable Law, rule, regulation or guideline regarding capital adequacy or liquidity, or any change therein, or any change in the interpretation, application or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender would have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy or liquidity) by an amount reasonably deemed by Agent or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protections of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, regulation or condition. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in either case, be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued.
(b)    A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) when delivered to Borrower shall be conclusive absent manifest error.

3.10.    Taxes.
(a)    For purposes of this Section 3.10, the term “Lender” includes the Issuer and the term “Applicable Law” includes FATCA.
(b)    Any and all payments by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    The Loan Parties shall timely pay to the relevant Governmental Body in accordance with Applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.
(d)    The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Agent or any Lender, the Loan Parties shall pay such Indemnified Taxes directly to the relevant Governmental Body; provided that neither Agent nor any Lender shall be under any obligation to provide any such notice to the Loan Parties. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Loan Parties hereby indemnify Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay to Agent as required by the Agreement.
(e)    Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.3 relating to the maintenance of the Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with this Agreement or any other Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (e).

(f)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Body pursuant to this Section 3.10, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(g)    (i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that Borrower is a Borrower that is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, properly completed and duly executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    properly completed and duly executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax

Compliance Certificate”) and (y) properly completed and duly executed copies of IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender is not the beneficial owner, properly completed and duly executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    On or before the date the Agent (or any successor Agent) becomes the Agent hereunder, it shall deliver to Borrower two duly executed copies of either (A) IRS Form W-9 (or any successor forms) certifying that it is exempt from U.S. federal backup withholding Tax or (B) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor forms) evidencing its agreement with Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender party to this Agreement) and IRS Form W-8ECI (or any successor forms) (with respect to amounts received on its own account), with the effect that, in either case, Borrower will be entitled to make payments hereunder to the Agent without withholding or deduction on account of U.S. federal withholding Tax. The Agent agrees that if any form or certification it previously delivered becomes expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.
(h)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.10 (including by the payment of additional amounts pursuant to this Section 3.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Body) in the event that such indemnified party is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Notwithstanding anything to the contrary in this Section 3.10, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under Treasury Regulations Section 1.1441-7(b). Further, Agent is indemnified under Treasury Regulations Section 1.1461-1(e) against any claims and demands of any Lender or Participant for the amount of any tax it deducts and withholds in accordance with regulations under Section 1441 of the Code.
(j)    Each party’s obligations under this Section 3.10 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement or any other Loan Document.
IV.    COLLATERAL: GENERAL TERMS.
4.1.    Security Interest in the Collateral.
To secure the prompt payment and performance to Agent, the Issuer and each Lender of the Obligations, each Loan Party hereby assigns, pledges and grants to the Collateral Agent for the ratable benefit of Agent, the Issuer and each Lender a continuing security interest in and to all of the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.
4.2.    Perfection of Security Interest.
(a)    Each Loan Party shall take all action that may be necessary or desirable that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all Liens other than Permitted Encumbrances, (ii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may reasonably specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, in each case, to the extent such Collateral comprises part of the Pledged Collateral required to be delivered to the Collateral Agent under Section 4.2 and (iii) executing and/or delivering financing statements or other instruments of pledge, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest under the UCC or other Applicable Law.
(b)    Agent may at any time and from time to time file, without the signature of any Loan Party in accordance with Section 9-509 of the UCC, financing statements, continuation statements and amendments thereto that describe the Collateral as “all assets” (or equivalent language) of such Loan Party and which contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statements, continuation statements or amendments. Each Loan Party agrees to furnish any such information to Agent promptly upon request.
(c)    Each Loan Party shall, at any time and from time to time, subject to the Perfection Exceptions, take such steps as Agent may reasonably request to insure the continued perfection and priority of Agent’s security interest in any of the Collateral for the benefit of the Lenders and of its rights therein. If any Loan Party shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) with a value in excess of $5,000,000, such Loan Party shall promptly notify Agent thereof in writing, therein providing a reasonable description and summary thereof, and upon delivery thereof to Agent, such Loan Party shall be deemed to thereby grant to Agent for the benefit of the Lenders (and each Loan Party hereby grants to Agent, for the benefit of each Lender) a security interest and lien in and to such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement.
(d)    Each Loan Party agrees to deliver or cause to be delivered to the Agent any and all (i) Pledged Equity Interests of Borrower and the Guarantors on the date hereof (subject to Section 6.13), (ii) Pledged Debt Securities in a principal amount in excess of $10,000,000 on the date hereof (subject to Section 6.13) and (iii) all other Pledged Equity Interests or Pledged Debt Securities required to be delivered pursuant to the terms of this Agreement, as promptly as practicable after the Closing Date (subject to Section 6.13), in each case, in the case of any such Pledged Equity Interests or Pledged Debt Securities owned by such Loan Party on the date hereof, and within 30 days of receipt by such Loan Party (or such later date as the Agent may agree in its sole discretion), in each case, in the case of any such Pledged Equity Interests or Pledged Debt Securities s acquired by such Loan Party after the date hereof. Each Loan Party acknowledges and agrees that (i) to the extent any interest in any limited liability company or limited partnership controlled now or in the future by such Loan Party (or by such Loan Party and one or more other Loan Parties) and pledged hereunder is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be certificated or subject to a control agreement for such uncertificated interest; and such certificate shall be delivered to the Agent in accordance with this Section 4.2(d) and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate or subject to a control agreement. Each Loan Party further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Loan Party (or by such Loan Party and one or more other Loan Parties) and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, the terms of such interest shall at no time provide that such interest is a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such Loan Party provides prior written notification to the Agent that the terms of such interest so provide that such interest is a “security” within the meaning of Article 8 of the UCC and such interest is thereafter represented by a certificate or subject to a control agreement; and such certificate shall be delivered to the Agent in accordance with this Section 4.2(d).
(e)    All charges, expenses and fees Agent may incur in doing any of the foregoing shall be paid by the Loan Parties in accordance with Section 15.9 of this Agreement.

4.3.    [Reserved].
4.4.    Preservation of Collateral.
In addition to the rights and remedies set forth in Section 11.1, Agent may following the occurrence and during the continuation of an Event of Default: (a) at any time take such steps as Agent deems necessary in its reasonable credit judgment to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) employ and maintain at any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) lease warehouse facilities to which Agent may move all or part of the Collateral; and (d) use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral. In addition, following the occurrence and during the continuation of an Event of Default or in connection with any inspections or field examinations performed by or on behalf of Agent, Agent shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Loan Party’s owned or leased property. Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be paid by the Loan Parties in accordance with Section 15.9 of this Agreement.
4.5.    Ownership of Collateral.
(a)    With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (a) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement with respect to the Collateral executed by any Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; and (c) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same.
4.6.    Defense of Agent’s and Lenders’ Interests.
Until (a) payment and performance in full in cash of all of the Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Lender-Provided Hedges and Bank Product Obligations) and (b) termination of this Agreement, Agent’s security interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Agent’s prior written consent, pledge, sell (except Permitted Dispositions), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Loan Party shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. Subsequent to the occurrence and during the continuation of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation, labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, each Loan Party shall, upon demand, assemble and make it available to Agent at one of such Loan Party’s locations set forth in Schedule 4.6 hereto. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the UCC or other Applicable Law. Upon the occurrence and during the continuation of an Event of Default, each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.
4.7.    Books and Records.
Each Loan Party shall in all material respects, (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business.
4.8.    [Reserved].
4.9.    Compliance with Laws.
Each Loan Party shall comply with all acts, rules, regulations and orders of any Governmental Body applicable to the Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which would reasonably be expected to have a Material Adverse Effect. The Collateral at all times shall be maintained in all material respects in accordance with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.
4.10.    Inspection of Premises.
At (x) reasonable times during normal business hours (to be not more than once per fiscal year) with reasonable prior notice to Borrower (it being understood that at least two (2) Business Days’ notice will be considered reasonable prior notice) or (y) at any time following the occurrence and during the continuance of an Event of Default (provided that no prior notice shall be required following the occurrence and during the continuance of an Event of Default), Agent shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers, in each case, relating to the Collateral and the operation of such Loan Party’s business. At (x) reasonable times during business hours (to be not more than once per fiscal year) with reasonable prior notice to Borrower (it being understood that at least two (2) Business Days’ notice will be considered reasonable prior notice) or (y) at any time following the occurrence and during the continuance of an Event of Default (provided that no prior notice shall be required following the occurrence and during the continuance of an Event of Default), Agent and its agents may enter upon any of any Loan Party’s premises for the sole purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business.
4.11.    Insurance.
Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Loan Parties’ own cost and expense in amounts and with carriers acceptable to Agent, Loan Parties shall: (a) keep all its insurable properties and properties in which any Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to the Loan Parties including, without limitation, business interruption insurance; (b) maintain a bond in such amount as is customary in the case of companies in the same industry and of comparable size as the Loan Parties against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of the Loan Parties either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) [reserved]; (d) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (e) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which the Loan Parties are engaged in business; (f) [reserved]; (g) [reserved]; and (h) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate endorsements in form and substance reasonably satisfactory to Agent, naming Agent as a co-insured and lender loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a), (c), (d), (e) and (f) above, as applicable, and providing (A) that all proceeds thereunder shall be payable to Agent (excluding insurance coverage referred to in clauses (d) and (e) above), (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy other than nonpayment of premiums, and (C) that such policy and lender loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent. In the event of any loss thereunder (excluding insurance coverage referred to in clauses (d) and (e) above), the carriers named therein hereby are directed by Agent and the Loan Parties to make payment for such loss to Agent and not to the applicable Loan Party and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to a Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Following the occurrence and during the continuation of an Event of Default, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to clause (a) above. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrower within five (5) Business Days of receipt thereof or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Loan Parties to Agent, on demand.
4.12.    [Reserved].
4.13.    Payment of Taxes.
Each Loan Party will pay, before delinquency or before the expiration of any extension period, all Taxes, assessments and other charges lawfully levied or assessed upon such Loan Party or any of the Collateral by any Governmental Body, except (i) where such Taxes, assessments, fees or other charges are being contested in good faith by appropriate proceedings diligently conducted and which proper reserves have been taken by such Loan Party or (ii) where the failure to make such payments would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.14.    Payment of Leasehold Obligations.
Each Loan Party shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant except where the failure to make such payments would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

4.15.    [Reserved].
4.16.    [Reserved].
4.17.    [Reserved].
4.18.    Exculpation of Liability.
Nothing herein contained shall be construed to constitute Agent or any Lender as Loan Parties’ agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.
4.19.    [Reserved].
4.20.    Financing Statements.
Other than the financing statements filed by Agent with respect to the transactions contemplated under this Agreement and the financing statements evidencing Permitted Encumbrances, including (but not limited to) those described on Schedule 7.2, no Loan Party has authorized the filing of any financing statement covering any of the Collateral.
4.21.    [Reserved].
4.22.    Agent as Collateral Agent.
(a)    Each Lender hereby authorizes Agent to (i) execute, deliver and perform as a collateral agent under this Agreement and each other Loan Document to which Agent is or is intended to be a party, (ii) exercise and enforce any and all rights, powers and remedies provided to Agent or any Lender by this Agreement and each other Loan Document to which Agent is or is intended to be a party, any Applicable Law, or any other document, instrument, or agreement, and (iii) take any other action under this Agreement and each other Loan Document to which Agent is or is intended to be a party which Agent in its sole discretion shall deem advisable and in the best interests of the Lenders. Notwithstanding the foregoing, Agent shall not commence an enforcement action except at the direction of the Required Lenders; provided that if Agent is prohibited by any court order or applicable law from commencing any enforcement action, Agent shall not be obligated to commence such enforcement action until such authority is obtained. All decisions with respect to the type of enforcement action which is to be commenced shall be made by, and all actions with respect to prosecution and settlement of such enforcement action shall require the direction of the Required Lenders, and Agent shall not be required to take any enforcement action in the absence of any such direction. Agent will use its commercially reasonable efforts to pursue diligently the prosecution of any enforcement action, which Agent is so authorized or directed to initiate pursuant to this Agreement. Agent shall make available to the Lenders copies of all notices it receives in connection with the Collateral or any enforcement action promptly upon receipt.
(b)    Agent may, but shall not be obligated, to take such action as it deems necessary to perfect or continue the perfection of the Liens on the Collateral held for the benefit of the Lenders. Agent shall not release any of the Collateral held for the benefit of the Lenders, or any Liens on the Collateral held for the benefit of the Lenders, except (i) upon the written direction of the Required Lenders (or of all

Lenders if required under Section 15.2(b)), (ii) upon payment in full in cash of the Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Lender-Provided Hedges and Bank Product Obligations), the termination of all Commitments under this Agreement and the cash collateralization of all Letters of Credit in accordance with this Agreement (or as otherwise acceptable to the Issuer in its sole discretion), (iii) for Collateral consisting of a debt instrument if the indebtedness evidenced thereby has been paid in full, (iv) where such release is expressly permitted under the Loan Documents to which it is a party, or (v) with respect to any Securitization Asset that is sold or pledged pursuant to a Permitted Securitization Financing.
(c)    Subject to the terms of this Agreement, Agent agrees to administer and enforce this Agreement and the other Loan Documents to which it is a party and to foreclose upon, collect and dispose of the Collateral and to apply the proceeds therefrom, for the benefit of Agent, the Issuer and each Lender, as provided in this Agreement, and otherwise to perform its duties and obligations as the collateral agent hereunder in accordance with the terms hereof; provided, however, that Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents to which it is a party as Collateral Agent, and no implied covenants or obligations shall be read into any such Loan Documents against Agent. Agent will use its commercially reasonable efforts to pursue diligently the enforcement of this Agreement and the other Loan Documents, which Agent is so authorized or directed to initiate pursuant to this Agreement.
(d)    Notwithstanding anything contained herein to the contrary, Agent shall not be required to exercise any discretion or take any action but shall only be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders, in each case, as specified therein, and such instructions shall be binding upon Agent, the Issuer and each Lender; provided, however, that the written instructions of Agent, the Issuer and each Lender shall be required where expressly provided for herein; and provided, further, that Agent shall not be required to take any action which is contrary to any provision herein or Applicable Law.
(e)    Agent may at any time request instructions from the Required Lenders as to a course of action to be taken by it hereunder and any of the other Loan Documents or in connection herewith and therewith or any other matters relating hereto and thereto.
(f)    Unless otherwise consented to in writing by Agent (acting at the direction of the Required Lenders), no Lender or Issuer, individually or together with any other Lenders or the Issuer, shall have the right, nor shall it, exercise or enforce any of the rights, powers or remedies which Agent is authorized to exercise or enforce under this Agreement or any of the other Loan Documents.
(g)    Notwithstanding any other provision herein, in no event shall Agent be required to foreclose on, or take possession of, the Collateral, if, in the judgment of Agent, such action would be in violation of any Applicable Law, rule or regulation pertaining thereto, or if Agent reasonably believes that such action would result in the incurrence of liability by Agent for which it is not fully indemnified by Agent, the Issuer and each Lender.
(h)    Neither Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
(i)    Agent shall not be responsible to the Issuer and each Lender for (i) any recital statements, representations or warranties by the Borrower or any of the Issuer and Lenders contained in this Agreement or the Loan Documents, or any certificate or other document delivered by the Borrower or the

Issuer and each Lender thereunder, (ii) the value, validity, effectiveness, genuineness, enforceability (other than as to Agent with respect to such documents to which Agent is a party) or sufficiency of this Agreement or any other document referred to or provided for herein or therein or of the Collateral held by Agent hereunder, (iii) the performance or observance by the Borrower or any of the Issuer and Lenders of any of their respective agreements contained herein or therein, nor shall Agent be liable because of the invalidity or unenforceability of any provisions of this Agreement (other than as to itself) or (iv) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder (except to the extent such action or omission constitutes gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, on the part of Agent), the validity of the title of the Borrower to the Collateral, insuring the Collateral or the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.
(j)    The powers conferred on Agent under this Agreement and any of the other Loan Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody and preservation of the Collateral in its possession and the accounting for monies actually received by it, Agent shall have no other duty as to the Collateral, whether or not Agent or any of the other Lenders or the Issuer has or is deemed to have knowledge of any matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to the Collateral. Agent hereby agrees to exercise reasonable care in respect of the custody and preservation of the Collateral. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Agent accords its own property.
(k)    Upon the payment in full in cash of the Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Lender-Provided Hedges and Bank Product Obligations), the termination of all Commitments under this Agreement, the cash collateralization of all Letters of Credit in accordance with this Agreement (or as otherwise acceptable to the Issuer in its sole discretion), and the termination of this Agreement or as may be otherwise directed by Required Lenders (or of all Lenders if required under Section 15.2(b)) in accordance with the applicable provisions of this Agreement, all rights to the Collateral as shall not have been sold or otherwise applied, in each case, pursuant to the terms hereof, shall revert to the applicable Loan Parties, its successors or assigns, or otherwise as a court of competent jurisdiction may direct. Upon any such termination, Agent shall, at Borrower’s expense, execute and deliver to Borrower such documents as Borrower shall reasonably request to evidence such termination and release.
V.    REPRESENTATIONS AND WARRANTIES.
Each Loan Party represents and warrants as of the date hereof and on every other date thereafter on which an Advance is made (solely to the extent required to be true and correct for such Advance pursuant to Section 8.2), to Agent, Collateral Agent and the Lenders that:
5.1.    Authority.
Each Loan Party has full power, authority and legal right to enter into this Agreement and the other Loan Documents and to perform all its Obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and of the other Loan Documents (a) are within such Loan Party’s corporate or limited liability company power, as applicable, have been duly authorized, are not in contravention of Applicable Law or the terms of such Loan Party’s by-laws, operating agreement, certificate of incorporation, certificate of formation, as applicable, or other applicable documents relating to such Loan Party’s organization or formation or to the conduct of such Loan Party’s business or of any agreement or undertaking to which such Loan Party is a party or by which such Loan Party is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of the charter document or by-laws or operating agreement, as applicable, of such Loan Party. This Agreement and the other Loan Documents, as applicable, constitute the legal, valid and binding obligation of such Loan Party, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
5.2.    Formation and Qualification.
(a)    Each Loan Party (i) is duly formed or incorporated, (ii) in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization and (iii) is qualified and is authorized to do business and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification except, in the case of this clause (iii), where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Each Loan Party has delivered to Agent true and complete copies of its certificate of incorporation, certificate of formation, by-laws, operating agreement and stockholder’s agreement (or any other agreements among the equity holders of such Loan Party), as applicable, and will promptly notify Lender of any amendment or changes thereto.
(b)    The only Subsidiaries of and owners of each Loan Party (including owners of Equity Interests issued by each Loan Party) are listed on Schedule 5.2.
5.3.    [Reserved].
5.4.    Tax Returns.
Each Loan Party has filed or caused to be filed all federal, Tax returns and other material state and other Tax returns that are required by law to be filed by it and has paid, or caused to be paid, all federal, state and other Taxes that are due and payable by it any assessments made against it or any of its property by any Governmental Body, other than any such Taxes which are being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by such Loan Party. The Provision for Taxes for such Loan Party on the books of each Loan Party are adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.
5.5.    Financial Statements.
(a)    [Reserved].
(b)    The quarterly cash flow projections of Borrower for the period January 1, 2021 through and including December 31, 2023, (the “Projections”) were prepared by Authorized Officer of Borrower, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrower’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.
(c)    [Reserved].

(d)    The audited consolidated balance sheets of Borrower as of December 31, 2018, December 31, 2019 and December 31, 2020, and the related consolidated statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by the Accountants (other than any such exception, qualification or explanatory paragraph that is with respect to, or resulting from, (i) an upcoming maturity date of any other Indebtedness incurred in compliance with this Agreement, (ii) any actual or potential inability to satisfy a financial maintenance covenant, including the financial covenants set forth in Section 6.8 hereof, on a future date or in a future period, or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur) and present fairly the financial position of Borrower at such date and the results of its operations for such period.
(e)    Since December 31, 2020, no event, condition or state of facts has occurred which has had, or would reasonably be expected to have, a Material Adverse Effect individually or in the aggregate.
5.6.    [Reserved].
5.7.    O.S.H.A. and Environmental Compliance.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect, or except as set forth on Schedule 5.7, each Loan Party has duly complied with applicable Environmental Laws, hold all permits, licenses and approvals required under applicable Environmental Laws in relation to its business and properties, and is not subject to any outstanding citations, notices or orders of non-compliance issued to such Loan Party under any Environmental Laws.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect, or as set forth on Schedule 5.7, to Borrower’s knowledge, (i) there are no visible signs of releases, spills, discharges, leaks or disposal of Hazardous Substances at, upon, under or within any Real Property; and (ii) no Hazardous Substances are present on any Real Property, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary or appropriate for the operation of the commercial business of any Loan Party or of its tenants.
5.8.    Solvency; No Litigation, Violation, Indebtedness or Default.
(a)    After giving effect to the Transactions, Borrower and its Subsidiaries, on a consolidated basis, will be solvent, able to pay its debts as they mature, have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of each Loan Party’s assets, is in excess of the amount of its liabilities and (ii) immediately subsequent to the Closing Date, the fair saleable value of each Loan Party’s assets (calculated on a going concern basis) will be in excess of the amount of its liabilities. For purposes of this Section 5.8(a), the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
(b)    Except as disclosed in Schedule 5.8(b), no Loan Party has any pending or threatened litigation, arbitration, actions or proceedings which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect,.

(c)    No Loan Party is in violation of any applicable statute, regulation or ordinance in any material respect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal.
(d)    No Loan Party nor any member of the Controlled Group maintains or contributes to any Pension Benefit Plan other than those listed on Schedule 5.8(d). No Loan Party nor any member of the Controlled Group has any liability to, or has ever contributed to or had an obligation to contribute to a Multiemployer Plan. No Loan Party nor any member of the Controlled Group has or ever has maintained a defined benefit pension plan subject to the minimum funding requirements of Code Section 412 or ERISA Section 302. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no Pension Benefit Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Loan Parties and each member of the Controlled Group have met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Pension Benefit Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter, or a favorable opinion letter as to its qualification under Section 401(a) of the Code and no event or circumstance has occurred which would reasonably be expected to result in the revocation of such qualified status of the form of the Plan document under the Code, (iii) no Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Pension Benefit Plan has been terminated within the last five years by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan, (v) at this time, the current value of the assets of each Pension Benefit Plan or funded Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and no Loan Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) each Loan Party and any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) no Loan Party nor any member of a Controlled Group has incurred any material liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which would give rise to any such material liability, (viii) no Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) each Loan Party and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA for which the thirty (30) day notice period contained in 29 CFR §2615.3 has not been waived, (xi) no Loan Party nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of Persons other than employees or former employees of Loan Parties and any member of the Controlled Group, and (xii) no Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.
5.9.    Patents, Trademarks, Copyrights and Licenses.
All material patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyright registrations, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by any Loan Party are set forth on Schedule 5.9, and are valid and have been duly registered or filed the USPTO or USCO, as applicable, and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such material patent, trademark, copyright, design right, tradename, trade secret or license and no Loan Party is aware of any grounds for any challenge, except as set forth in Schedule 5.9 or otherwise disclosed in writing to Agent after the Closing Date. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, copyright, copyright application and copyright license owned or held by any Loan Party and all trade secrets used by any Loan Party in each case consist of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof. Each of such items has been maintained by the Loan Parties so as to preserve the value thereof from the date of creation or acquisition thereof to the extent that the applicable Loan Party, in its reasonable business judgment, has determined that it would be commercially reasonable to do so.
5.10.    Licenses and Permits.
Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business except, in each case, where the failure to be in such compliance, or to procure such licenses or permits would not reasonably be expected to have a Material Adverse Effect.
5.11.    No Defaults.
(a)    No Loan Party is in default in the payment of the principal of or interest on any Material Indebtedness or under any instrument or agreement under or subject to which any Material Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with the lapse of any grace period or failure to give of notice, or both, constitutes or would constitute an event of default thereunder.
(b)    No Loan Party is in default in the payment or performance of any Material Contract.
5.12.    No Burdensome Restrictions.
No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.
5.13.    No Labor Disputes.
No Loan Party is involved in any labor dispute; there are no strikes or walkouts or to its knowledge any union organization campaigns of such Loan Party’s employees in existence or to its knowledge threatened and no collective bargaining, labor contract is scheduled by its terms to expire during the Term.
5.14.    Margin Regulations.
No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meaning of the quoted term under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used, directly or indirectly, for “purchasing” or “carrying” “margin stock”, or to extend credit to others to “purchase” or “carry” any “margin stock”, as defined in Regulation U of such Board of Governors or for any other purpose that entails a violation of any Regulations of such Board of Governors, including Regulation T, U or X.

5.15.    Investment Company Act.
No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.
5.16.    Disclosure.
No representation or warranty made by any Loan Party in any financial statement, report, certificate or any other document furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to the Agent or any Lender in connection with the transactions contemplated hereby (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material.
5.17.    Swaps.
Except for Lender-Provided Hedges, no Loan Party is a party to, nor will it be a party to, any Interest Rate Hedge or foreign exchange transaction whereby such Loan Party has agreed or will agree to swap interest rates or currencies, other than those Interest Rate Hedges or foreign exchange transactions, as applicable, which have been entered into for non-speculative purposes.
5.18.    Conflicts.
To the Loan Parties’ knowledge, no provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or affecting the Collateral or any provision of Applicable Law of any Governmental Body conflicts with, or requires any Consent which (1) has not already been obtained, (2) would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Loan Documents, or (3) the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.19.    [Reserved].
5.20.    Business and Property of Loan Parties.
Upon and after the Closing Date, the Loan Parties do not propose to engage in any business other than financial research, software, education and tools for investors and business activities reasonably related, complementary or ancillary thereto or that are reasonable extensions thereof. On the Closing Date, each Loan Party will own all the property and possess all of the rights and Consents necessary for the conduct of its business.

5.21.    Material Contracts. Each Material Contract is in full force and effect and no material defaults enforceable against any Loan Party exist thereunder. No Loan Party has received written notice from any party to any such contract stating that it intends to terminate or amend such contract.
5.22.    Sanctions.
(a)    None of Borrower, any of its Subsidiaries, any director or officer, or any employee, agent, or Affiliate, of Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are, (i) the target of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the target of Sanctions, including currently, the Crimea region, Cuba, Iran, North Korea and Syria.
(b)    No Collateral is or will become property (i) in which a Sanctioned Person holds an interest; (ii) beneficially owned, directly or indirectly, by a Sanctioned Person; (iii) that is due to or from a Sanctioned Person; (iv) that is located in a jurisdiction subject to Sanctions; or (v) that would otherwise cause any violation by a Lender of any applicable anti-terrorism law if such Lender were to obtain an Lien on such property or provide services in consideration of such property.
5.23.    Anti-Corruption and Anti-Bribery Laws.
None of Borrower or any of its Subsidiaries nor to the knowledge of Borrower, any director, officer, agent, employee, Affiliate or other Person acting on behalf of Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, Borrower and, to the knowledge of Borrower, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
5.24.    Federal Securities Laws.
Neither Borrower nor any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act of 1933, as amended.
5.25.    Beneficial Ownership Certification.
As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
VI.    AFFIRMATIVE COVENANTS.
Each Loan Party shall, until payment in full in cash of the Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Lender-Provided Hedges and Bank Product Obligations), the termination of all Commitments under this Agreement, the cash collateralization of all Letters of Credit in accordance with this Agreement (or as otherwise acceptable to the Issuer in its sole discretion), and the termination of this Agreement:

6.1.    Payment of Fees.
Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with the forwarding of Advance proceeds and the other Transactions. Agent may, without making demand, charge Borrower’s Account for all such fees and expenses.
6.2.    Conduct of Business and Maintenance of Existence and Assets. (i) Conduct continuously and operate actively its business according to good business practices consistent with past practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all material licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (ii) keep in full force and effect its existence (except to the extent not otherwise prohibited by this Agreement) and comply in all material respects with the laws and regulations governing the conduct of its business, in each case, where the failure to do so would reasonably be expected to have a Material Adverse Effect; and (iii) make all such reports and pay all such franchise and other Taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so would reasonably be expected to have a Material Adverse Effect.
6.3.    Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to (and legally binding on) any Loan Party which would reasonably be expected to have a Material Adverse Effect.
6.4.    Use of Proceeds. Use the proceeds of each Advance only for the purposes specified in Section 2.15.
6.5.    Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, promptly following demand, such reasonable supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, and take such further action as the Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Agent’s Lien on the Collateral in order that the full intent of this Agreement may be carried into effect.
6.6.    Payment of Indebtedness. Subject at all times to any applicable subordination arrangement in favor of Agent or Lenders, pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so would not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Loan Party shall have provided for such reserves as are proper and necessary in accordance with GAAP.
6.7.    Standards of Financial Statements. Cause all financial statements, projections and budgets referred to in Sections 9.7, 9.8, and 9.12 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments)

and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein.
6.8.    Financial Covenants.
(a)    Interest Coverage Ratio. The Interest Coverage Ratio of the Parent (or, solely during a Borrower Consolidating Financials Delivery Period, Borrower), as of the end of each fiscal quarter with respect to the four fiscal quarters then ended, shall not be less than 3.00 to 1.00.
(b)    Net Leverage Ratio. The Net Leverage Ratio of the Parent (or, solely during a Borrower Consolidating Financials Delivery Period, Borrower), as of the end of each fiscal quarter with respect to the four fiscal quarters then ended, shall not be greater than 2.00 to 1.00; provided that, so long as no Default or Event of Default has occurred and is continuing, Borrower may elect, upon written notice to the Agent, to increase the maximum Net Leverage Ratio required under this clause (b) to 2.50:1.00 (each, a “Leverage Ratio Increase”) in connection with a Permitted Acquisition for which the aggregate cash consideration paid by the Borrower and its Restricted Subsidiaries shall exceed $50,000,000 for the fiscal quarter in which such Permitted Acquisition is consummated and for the next succeeding three fiscal quarters (such four fiscal quarter period during with a Leverage Ratio Increase is in effect, the “Leverage Ratio Increase Period”); and provided, further, that there shall be at least one full fiscal quarter following the cessation of each such Leverage Ratio Increase Period during which no Leverage Ratio Increase shall then be in effect.
6.9.    Keepwell. Each Qualified ECP Loan Party, jointly and severally, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any of Borrower or any Guarantor hereunder to honor all of such Person’s obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.9 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.9, or otherwise under this Agreement, voidable under Applicable Law, including Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.9 shall remain in full force and effect until all of the Obligations and all other amounts payable under this Agreement shall have been paid in full in cash (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Lender-Provided Hedges and Bank Product Obligations), all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. Each Qualified ECP Loan Party intends that this Section 6.9 constitute, and this Section 6.9 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each of Borrower and each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
6.10.    Designation of Subsidiaries. Borrower may at any time as of or after the Closing Date designate any Restricted Subsidiary of (or acquired by) Borrower as an Unrestricted Subsidiary (unless such Restricted Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Borrower or any Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated)) or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Agent; provided that (i) immediately before and after such designation, no Event of Default shall exist (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (ii) the financial covenants set forth in Section 6.8 shall have been met, as determined on a pro forma basis as of the last day of the most recently ended Calculation Period for which financial statements were required to have been delivered in accordance with Sections 9.7 and 9.8 after giving effect to such designation (and determined on the basis of the financial statements for the most recently-ended test period at or prior to such time), (iii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the fair market value of the Subsidiary designated immediately prior to such designation (such fair market value to be calculated without regard to any Obligations of such Subsidiary under the Guaranty) and (y) the aggregate principal amount of any Indebtedness owed by the Subsidiary to Borrower or any of its Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with GAAP), and such designation shall only be permitted to the extent such Investment is permitted under Section 7.4, (iv) immediately after giving effect to the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, Borrower shall comply with the provisions of Section 7.11 with respect to such designated Restricted Subsidiary, (v) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary, (vi) each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the applicable lender has recourse to any of the assets of Borrower or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary); and (vii) Borrower shall have delivered to the Agent and each Lender a certificate executed by its chief financial officer or treasurer, certifying to the compliance with the requirements of the preceding clauses (i) through (v), inclusive, and containing the calculations (in reasonable detail) required by the preceding clause (ii). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Borrower’s Investment in such Subsidiary. In no event shall an Unrestricted Subsidiary be the legal owner or exclusive licensee of material Intellectual Property that is used in the business of Borrower and its Restricted Subsidiaries.
6.11.    Accounts. Each Loan Party shall maintain its primary depository and operating accounts (other than accounts the aggregate average daily balance of which does not exceed $5,000,000 for all such accounts) with HSBC or with any Lender(s).
6.12.    [Reserved].
6.13.    Post-Closing Obligations. Borrower shall complete the actions specified in Schedule 6.13 within the time periods specific therein, or such longer period of time that Agent may agree to in writing in its sole discretion.
VII.    NEGATIVE COVENANTS.
No Loan Party shall, until payment in full in cash of the Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Lender-Provided Hedges and Bank Product Obligations), the termination of all Commitments under the Agreement, the cash collateralization of all Letters of Credit in accordance with this Agreement (or as otherwise acceptable to the Issuer in its sole discretion), and the termination of this Agreement:
7.1.    Merger, Consolidation and Sale of Assets.
(a)    Enter into any merger, consolidation or other reorganization with or into any other Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any other Person to consolidate with or merge with it; provided that (i) Restricted Subsidiaries of Borrower may merge into Borrower (so long as Borrower is the surviving entity of such merger), (ii) Loan Parties (other than Borrower) may merge into each other, and (iii) Foreign Subsidiaries may merge into each other.

(b)    Sell, lease, transfer or otherwise dispose of any of its properties or assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”), except (a) sales or other dispositions of assets in the ordinary course of business and (b) sales and other dispositions of assets outside the ordinary course of business having a fair market value, in the case of this clause (b), not to exceed (i) $15,000,000 in the aggregate in any fiscal year and (ii) $25,000,000 in the aggregate during the Term, so long as, in each case, the Net Cash Proceeds of any such disposition are remitted to Agent in accordance with, and to the extent required by, Section 2.14 (collectively, “Permitted Dispositions”); provided that, in the case of any disposition of Intellectual Property material and necessary for the operation of the assets of the Loan Parties which constitute Collateral, such Intellectual Property shall be subject to a non-exclusive royalty-free worldwide license in favor of Agent solely for the purpose of Agent’s exercise of rights and remedies under this Agreement and the other Loan Documents in connection with the Collateral.
(c)    License material Intellectual Property (other than licenses entered into by a Loan Party in, or incidental to, the ordinary course of business), or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that could reasonably be expected to materially impair, in the good faith judgment of the Agent, the value of the Intellectual Property or the Lien on and security interest in the Intellectual Property created therein hereby, without the consent of the Agent;
7.2.    Creation of Liens; Negative Pledges.
(a) Create or suffer to exist any Lien or transfer upon or against any property or assets of any Loan Party or any Restricted Subsidiary now owned or hereafter acquired, except Permitted Encumbrances, or (b) enter into any agreement prohibiting the creation or assumption of any Lien upon its properties or assets now owned or hereafter acquired.
7.3.    Guarantees.
Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise except (i) to Agent, Issuer and Lenders, (ii) the endorsement of checks in the ordinary course of business, (iii) guarantees existing on the Closing Date and set forth on Schedule 7.3, (iv) guarantees by a Loan Party of Indebtedness of another Loan Party permitted by Section 7.7, (v) unsecured guarantees incurred in the ordinary course of business with respect to Permitted Indebtedness described in clause (k) of the definition thereof, (vi) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; (vii) unsecured guarantees with respect to Indebtedness of Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness hereunder and (viii) to the extent such guarantees constitute Indebtedness, any other guarantees constituting Permitted Indebtedness.
7.4.    Investments.
Directly or indirectly make any Investment, other than Permitted Investments; provided that to the extent any Investment includes dispositions of Intellectual Property material and necessary for the operation of the assets of the Loan Parties which constitute Collateral, such Intellectual Property shall be subject to a non-exclusive royalty-free worldwide license in favor of Agent solely for the purpose of Agent’s exercise of rights and remedies under this Agreement and the other Loan Documents in connection with the Collateral.

7.5.    [Reserved].
7.6.    Restricted Payments.
Make any Restricted Payment; except that: (a) any Restricted Subsidiary of Borrower may pay dividends to Borrower or another Restricted Subsidiary of a Borrower; (b) Borrower may make distributions to Parent to the extent necessary to enable Parent to (i) pay “Cash Settlements” (as defined in the LLC Agreement) pursuant to and in accordance with the LLC Agreement, (ii) pay “Early Termination Payments” (as defined in the Tax Receivable Agreement) pursuant to and in accordance with the Tax Receivable Agreement and (iii) reimburse Parent for its expenses incurred on behalf of Borrower to the extent required by the LLC Agreement; provided, that, (A) after giving effect to any such payment referenced in clauses (i), (ii), and (iii) (and any incurrence of Indebtedness in connection therewith), the then applicable financial covenant set forth in Section 6.8(b) hereof shall have been met, both as of the end of the most recently ended fiscal quarter prior to the making of such payment and immediately after giving effect to the making of such payment on a pro forma basis, and (B) no Event of Default has occurred and is continuing at the time of such payment or would result therefrom, and (C) Borrower shall have delivered to Agent a certificate certifying as to compliance with the requirements of clauses (A) and (B) above, together with reasonably detailed calculations evidencing compliance therewith; (c) Borrower may make payments to Parent for customary public company expenses; (d) Borrower may make, without duplication, (i) “Tax Distributions” (as defined in the LLC Agreement) in accordance with Section 4.01(b) of the LLC Agreement, (ii) for any taxable period for which Borrower is either wholly owned by Parent or a member of a consolidated, combined, unitary or similar tax group for U.S. federal and/or applicable state or local tax purposes, payments to Parent or the relevant member of such tax group to discharge the tax liabilities of Parent or the consolidated, combined, unitary or similar Tax liabilities of such tax group when and as due, in each case to the extent such liabilities are attributable to the income of Borrower and/or any Subsidiary of Borrower, (iii) payments to Parent in amounts sufficient to enable Parent to pay any franchise Taxes or other fees, Taxes and expenses required to maintain the corporate existence of Parent, and (iv) make “Tax Benefit Payments” (as defined in the Tax Receivable Agreement) pursuant to and in accordance with Article III of the Tax Receivable Agreement; provided, however, that payments described in this clause (iv) shall be made only to the extent amounts paid to Parent pursuant to this Section 7.6(b)(ii) in any fiscal year of Parent are less than or equal to the sum of Parent’s actual income Tax liability (as determined in the reasonable discretion of Borrower and Parent) at any point within such fiscal year of Parent (including required quarterly estimated tax payments) and the amount of Tax Benefit Payments due and payable in such fiscal year of Parent; (e) any Non-Wholly Owned Subsidiary that is a Restricted Subsidiary of Borrower may make payments consisting of profit distributions to Persons holding non-controlling interests in such Non-Wholly Owned Subsidiary pursuant to the charter documents of such Non-Wholly Owned Subsidiary on a ratable basis; (f) Borrower may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions or repurchases of Equity Interests of Parent; and (g) that the Loan Parties may make other Restricted Payments so long as (i) no Default or Event of Default shall exist or would result from the making of such Restricted Payment and (ii) the Net Leverage Ratio, calculated on a pro forma basis as if such Restricted Payment had been made on the first day of the relevant testing period, is not greater than 1.00:1.00 as of the most recently ended fiscal quarter for which financial statements shall have been delivered; provided, further, that from and after the period from consummation of a Material Acquisition until the earlier to occur of (x) the addition of the applicable Acquired Entity to the Loan Documents as a Loan Party (whether by merger with an existing Loan Party, joinder to the Loan Documents as a new Loan Party or otherwise) or (y) the delivery of Consolidating Annual Financials or Consolidating Quarterly Financials or for the most recent fiscal quarter or fiscal year (as the case may be) ended prior to the fiscal quarter in which the restricted payment is made, no voluntary or discretionary Restricted Payment shall be permitted other than Restricted Payments made pursuant to clauses (b), (c), and (d).

7.7.    Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness except Permitted Indebtedness.
7.8.    Nature of Business.
(a)    Substantially change the nature of the business in which it is presently engaged (it being understood that any other businesses reasonably related, ancillary or complementary thereto or a reasonable extension thereof shall be permitted); nor
(b)    except as permitted under this Agreement, purchase or invest, directly or indirectly, in any assets or property other than (i) purchases or investments in the ordinary course of business or (ii) purchases of, or investments in, assets or property which are useful in, necessary for, or reasonably related, ancillary or complementary to, or a reasonable extension of the business.
7.9.    Transactions with Affiliates.
Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any Affiliate, or enter into or permit to exist any transaction with any Affiliate except (a) transactions in the ordinary course of business or on an arm’s-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate; (b) transactions between or among Borrower and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction), (c) transactions expressly permitted pursuant to Section 7.6, and (d) as expressly contemplated under (or by) the LLC Agreement, Tax Receivable Agreement and the other agreements and transactions described on Schedule 7.9.
7.10.    [Reserved].
7.11.    Subsidiaries. Form any Restricted Subsidiary unless (a) such Subsidiary is an Excluded Subsidiary or (b) to the extent such Subsidiary is not an Excluded Subsidiary, within 30 days of the date of formation of such Restricted Subsidiary, (x) such Restricted Subsidiary enters into a guaranty of the Obligations on terms acceptable to Agent and the Lenders, (y) such Restricted Subsidiary grants Agent for its benefit and for the ratable benefit of Lenders a perfected and first priority security interest in its assets in accordance with the terms of this Agreement and the other Loan Documents, and (z) Agent shall have received all documents, including customary legal opinions in form and substance reasonably satisfactory to Agent which shall cover such customary matters incident to the transactions contemplated by this Section 7.11(b) and the other Loan Documents as Agent may reasonably require.
7.12.    Fiscal Year and Accounting Changes.
Change its fiscal year from December 31 of each calendar year or make any change (i) in accounting treatment and reporting practices except as permitted by GAAP or (ii) in tax reporting treatment except as permitted by law.
7.13.    Compliance with ERISA.
(a)    (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than an employee welfare plan as defined in §3(1) of ERISA or those Plans disclosed on Schedule 5.8(d).

(b)    Engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code.
(c)    Incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code.
(d)    Terminate, or permit any member of the Controlled Group to terminate, any Plan (other than an employee welfare plan as defined in § 3(1) of ERISA) where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA.
(e)    Assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d).
(f)    Incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan.
(g)    Fail promptly to notify Agent of the occurrence of any Termination Event.
(h)    Fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan.
(i)    Fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code.
(j)    Postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.
7.14.    Amendment of Documents and Material Contracts.
Amend, modify or waive any term or provision of its certificate of incorporation (or certificate of formation) or by-laws (or operating agreement, including, without limitation, the LLC Agreement) or equivalent document, any shareholders’ agreement, the Tax Receivable Agreement or Material Contract in a manner materially adverse to Agent and the Lenders taken as a whole.
7.15.    State of Organization.
Change the State in which it is incorporated or otherwise organized, unless it has given Agent not less than thirty (30) days prior written notice thereof.
7.16.    Sanctions; Anti-Bribery Laws.
(a)    Directly or indirectly, use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the target of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as administrative agent, collateral agent, issuing bank, arranger, bookrunner, underwriter, advisor, investor, lender or otherwise).

(b)    Directly or indirectly, use any part of the proceeds of any Advance for any payments that could constitute a violation of any applicable anti-bribery law.
VIII.    CONDITIONS PRECEDENT.
8.1.    Conditions to the Closing Date.
The effectiveness of this Agreement and the occurrence of the Closing Date are subject to the satisfaction, or waiver by all Lenders of the following conditions precedent:
(a)    Loan Documents. Agent shall have received executed counterparts of (i) this Agreement from each Loan Party, (ii) the Guaranty from each Guarantor, (iii) the Stock Pledge Agreement from each Loan Party that is a party thereto, in each case, in form and substance reasonably satisfactory to Agent and Lenders together with the share certificates referred to in the Stock Pledge Agreement (if any) and stock powers relating thereto (if applicable), and (iv) the other Loan Documents;
(b)    Notes. Agent shall have received for the account of each Lender requesting a Note, a Note duly executed and delivered by an Authorized Officer of Borrower;
(c)    Filings, Registrations, Recordings and Searches. Each document (including, without limitation, any UCC financing statement, termination statement or release) required by this Agreement or any other Loan Document or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected first priority security interest in or lien upon the Collateral shall have been properly filed, registered or recorded (or duly prepared for filing, registration or recording) in each jurisdiction in which the filing, registration or recordation thereof is so required or requested. Agent shall also have received customary UCC, intellectual property, tax, ERISA, litigation, bankruptcy and judgment lien searches (or the foreign equivalent thereof, if any) with respect to the Loan Parties in such jurisdictions as Agent shall reasonably require, and the results of such searches shall be reasonably satisfactory to Agent;
(d)    Proceedings of the Loan Parties. Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to Agent, of the Board of Directors (or equivalent authority) of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents, the Notes (for Borrower only) and any related agreements by each Loan Party and (ii) the granting by each Loan Party of the security interests in and liens upon the Collateral, in each case certified by an Authorized Officer of such Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;
(e)    Incumbency Certificates of Loan Parties. Agent shall have received a certificate of an Authorized Officer of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Authorized Officer;
(f)    [Reserved];
(g)    [Reserved];
(h)    Certificates. Agent shall have received a copy of the certificate of incorporation, certificate of organization or equivalent document of each Loan Party, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of organization together with copies of the bylaws or operating agreement or other constitutive documents, as applicable, of each Loan Party certified as accurate and complete by an Authorized Officer of such Loan Party;
(i)    Good Standing Certificates. To the extent applicable in such Loan Party’s jurisdiction of organization or formation, Agent shall have received good standing certificates or certificates of existences (or equivalent thereof, if any) for each Loan Party dated as of a recent date prior to the Closing Date, issued by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of organization or formation;
(j)    Legal Opinion. Agent shall have received a customary, executed legal opinion of each of (i) Latham & Watkins LLP, (ii) Foley & Lardner LLP, special Florida counsel to the Loan Parties, and (iii) Ballard Spahr LLP, special Maryland counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to Agent which shall cover such customary matters incident to the transactions contemplated by this Agreement and the other Loan Documents as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;
(k)    [Reserved];
(l)    Solvency Certificate. Agent shall have received a solvency certificate executed by the chief financial officer of Borrower certifying that the representations and warranties set forth in Section 5.8(a) are true and correct as of the Closing Date and otherwise in form and substance satisfactory to Agent;
(m)    Fees and Expenses. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date pursuant to Article III and under the Fee Letter and all other fees and expenses incurred by Agent on or prior to the Closing Date;
(n)    Financial Statements. Agent shall have received (i) a copy of the Projections, (ii) the financial statements referred to in Section 5.5(c) and (d), and (iii) unaudited balance sheets, statements of income and statements of cash flow for Borrower for each fiscal month ended after the date of the applicable financial statements delivered pursuant to clause (ii) above and at least 15 days before the Closing Date, which shall, in each case, be reasonably satisfactory in all respects to Lenders;
(o)    Indebtedness. All Indebtedness of the Loan Parties not expressly permitted hereunder shall have been terminated or contemporaneously paid in full and any Liens on the assets of the Loan Parties securing such Indebtedness shall have been terminated;
(p)    Insurance. Subject to Section 6.13, Agent shall have received in form and substance satisfactory to Agent, lender loss payee endorsements on Agent’s standard form of lender loss payee endorsement naming Agent as lender loss payee, and certified copies of the Loan Parties’ liability insurance policies, together with endorsements naming Agent as a co-insured;
(q)    Payment Instructions. Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;
(r)    [Reserved];
(s)    No Material Adverse Effect. Since December 31, 2020, there shall not have occurred any change in the business, assets, operations, results or condition (financial or otherwise) of Borrower and its Restricted Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect;

(t)    [Reserved];
(u)    Closing Certificate. Agent shall have received a closing certificate signed by an Authorized Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as if made on and as of such date except to the extent such representations or warranties are limited by their terms to a specific date (in which case such representation or warranty shall be true and correct on and as of such earlier date in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) the Loan Parties are on such date in compliance with all the terms and provisions set forth in this Agreement and the other Loan Documents, (iii) on such date no Default or Event of Default has occurred or is continuing or would result from the consummation of the Transactions, and (iv) confirming that the condition precedent set forth in clause (s) of this Section 8.1 has been satisfied; and
(v)    Beneficial Ownership Certification. To the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Closing Date, if any Lender has requested, in a written notice to Borrower at least ten (10) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to Borrower, then such Lender shall have received such Beneficial Ownership Certification.
8.2.    Conditions to Each Advance.
The agreement of Lenders to make any Advance requested to be made on any date (including, without limitation, the initial Advance, but excluding Advances, the proceeds of which are to reimburse Agent for amounts drawn under a Letter of Credit), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:
(a)    Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to this Agreement or any other Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as if made on and as of such date except to the extent such representations or warranties are limited by their terms to a specific date (in which case such representation or warranty shall be true and correct on and as of such earlier date in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date);
(b)    No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that with the approval of Required Lenders (or of all Lenders if required under Section 15.2(b)), Lenders, in their sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default;

(c)    Maximum Revolving Advances and Swingline Loans. In the case of any Revolving Advances requested to be made, after giving effect thereto, the aggregate Revolving Advances shall not exceed the maximum amount of Revolving Advances permitted under Sections 2.1 and 2.5, and in the case of any Swingline Loans requested to be made, after giving effect thereto, the aggregate outstanding principal amount of Swingline Loans shall not exceed the Maximum Swingline Loan Amount;
(d)    Maximum Letters of Credit. In the case of any Letters of Credit requested to be made, after giving effect thereto, the aggregate face amount and reimbursement obligations outstanding in respect of Letters of Credit shall not exceed the maximum amount permitted under Section 2.9; and
(e)    Notice of Borrowing. Agent shall have received a completed Notice of Borrowing executed by Borrower and otherwise complying with the requirements of Section 2.2.
Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.
IX.    INFORMATION AS TO LOAN PARTIES.
The Loan Parties shall, until satisfaction in full in cash of the Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Lender-Provided Hedges and Bank Product Obligations) and the termination of this Agreement:
9.1.    Disclosure of Material Matters.
Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral including, without limitation, any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any customer or other obligor.
9.2.    [Reserved].
9.3.    [Reserved].
9.4.    Litigation.
Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case would reasonably be expected to have a Material Adverse Effect.
9.5.    Material Occurrences.
Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly (and, solely with respect to the financial statements delivered pursuant to Section 9.7 and 9.8, in accordance with GAAP consistently applied) the financial condition or operating results of Loan Parties as of the date of such statements; and (c) any other development in the business or affairs of any Loan Party which would reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action such Loan Party proposes to take with respect thereto.

9.6.    [Reserved].
9.7.    Annual Audited Financial Statements.
Furnish Agent within one hundred and twenty (120) days after the end of each fiscal year of Parent, consolidated financial statements of Parent including, but not limited to, consolidated statements of income and stockholders’ equity and cash flow reflecting results of operations from the beginning of the current fiscal year to the end of such fiscal year, and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification (other than any such exception, qualification or explanatory paragraph that is with respect to, or resulting from, (i) an upcoming maturity date of any Advances or other Indebtedness incurred in compliance with this Agreement or (ii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) (a “Report”) by an independent certified public accounting firm selected by Parent and satisfactory to Agent (the “Accountants”); provided that, if Parent consummates a Material Acquisition (x) during the first 2 fiscal quarters of any fiscal year and the applicable Acquired Entity is not added to the Loan Documents as a Loan Party (whether by merger with an existing Loan Party, joinder to the Loan Documents as a new Loan Party or otherwise) by December 31st of such fiscal year, Borrower shall also deliver consolidating financial statements of the Parent with a Report of the Accountant (collectively, “Consolidating Annual Financials”) concurrently with the consolidated financial statements referenced above for such fiscal year or (y) during the 3rd or 4th fiscal quarter of any fiscal year, (1) Borrower shall also deliver consolidating management-prepared financial statements of the Parent concurrently with the consolidated financial statements referenced above for such fiscal year, and (2) Borrower shall deliver Consolidating Annual Financials of the Parent concurrently with the consolidated financial statements referenced above for the immediately succeeding fiscal year if the Acquired Entity is not added to the Loan Documents as a Loan Party (whether by merger with an existing Loan Party, joinder to the Loan Documents as a new Loan Party or otherwise) by December 31st of the fiscal year after which such Material Acquisition is consummated. In addition, all financial statements and reports shall be accompanied by Compliance Certificate and any management letter prepared by the Accountants.
9.8.    Quarterly Financial Statements.
Furnish Agent within forty-five (45) days after the end of each of the first three fiscal quarters of Parent, the unaudited consolidated balance sheet of Parent and unaudited consolidated statements of income and stockholders’ equity and cash flow of Parent reflecting results of operations from the beginning of the fiscal year to the end of such fiscal quarter and for such fiscal quarter prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the business of Parent; provided that, if Parent consummates a Material Acquisition (x) during the first 30 days of any fiscal quarter, Borrower shall also deliver consolidating management-prepared financial statements of the Parent with respect to such fiscal quarter (collectively, “Consolidating Quarterly Financials”) concurrently with the consolidated financial statements referenced above for such fiscal quarter or (y) after the 30th day of any fiscal quarter, Borrower shall also deliver Consolidating Quarterly Financials of the Parent concurrently with the consolidated financial statements referenced above for the immediately succeeding fiscal quarter. Each such balance sheet, statement of income and stockholders’ equity and statement of cash flow shall set forth a comparison of the figures for (x) the current fiscal period and (y) the current year-to-date with the figures for the same fiscal period and year-to-date period of the immediately preceding fiscal year. The financial statements shall be accompanied by a Compliance Certificate.

9.9.    [Reserved].
9.10.    Other Reports.
Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Body that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto.
9.11.    Additional Information.
Promptly upon request, furnish Agent with such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.
9.12.    Projected Operating Budget.
Furnish Agent, within one hundred and twenty (120) days after the end of each fiscal year of Parent, quarter-by-quarter consolidated and, if applicable, consolidating projected operating budgets of Parent for such fiscal year (including a consolidated and, if applicable, consolidating income statement and cash flow statement for each quarter and a balance sheet as at the end of the last quarter and proposed business plan for such fiscal year), such projections to be accompanied by a certificate signed by an Authorized Officer of Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared. In addition, Borrower will provide Agent with such projections and business plans as and when requested by Agent in connection with any request by Borrower to increase or permanently reduce the amount of Advances available under this Agreement.
9.13.    [Reserved].
9.14.    Notice of Suits, Adverse Events.
Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of such Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by Agent or any Lender, (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party.
9.15.    ERISA Notices and Requests.
Furnish Agent with immediate written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which any Loan Party or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) any Loan Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.
9.16.    [Reserved].
9.17.    Reconciliations.
(a)    Furnish Agent, concurrently with the delivery of any financial statements pursuant to Section 9.8, (i) quarterly tax payment and distribution reconciliations and (ii) quarterly reconciliations of cash balances held by Parent, on the one hand, and Borrower and its Restricted Subsidiaries, on the other hand; provided that such reconciliations shall not be required if Borrower is required to deliver Consolidating Quarterly Financials in accordance with Section 9.8.
(b)    Furnish Agent, concurrently with the delivery of any financial statements pursuant to Section 9.7, (i) annual tax payment and distribution reconciliations and (ii) annual reconciliations of cash balances held by Parent, on the one hand, and Borrower and its Restricted Subsidiaries, on the other hand; provided that such reconciliations shall not be required if Borrower is required to deliver Consolidating Annual Financials in accordance with Section 9.7.
9.18.    Beneficial Ownership Documentation.
Promptly following any request therefor, provide to Agent or any Lender information and documentation reasonably requested by Agent or any Lender for purpose of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation.

9.19.    [Reserved].
9.20.    Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.
X.    EVENTS OF DEFAULT.
The occurrence of any one or more of the following events shall constitute an “Event of Default”:
10.1.    (a) Failure by Borrower to pay any principal of any Advance when due in accordance with the terms hereof; (b) failure by Borrower to pay any amount payable to Issuer when due in reimbursement of any drawing under a Letter of Credit; or (c) failure by Borrower to pay any interest or premium on any Advance, or any other amount payable hereunder or under any other Loan Document other than those specified in clauses (a) and (b) above, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof;
10.2.    (i) Failure by any Loan Party to perform, keep or observe any provision of Sections 4.2(a), 4.10, 4.11, 6.2(ii) (only with respect to Borrower), 6.4, 6.8, 6.13, Article VII, 9.5(a), 9.7, 9.8, 9.10 or 9.17 (ii) failure by any Loan Party to perform, keep or observe any provision of any covenant or agreement (other than those specified in Sections 10.1 or 10.2(2)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (x) the date on which such failure shall first become known to any officer of Borrower or (y) the date on which written notice thereof is given to Borrower by Agent or (iii) any representation or warranty made by any Loan Party in this Agreement or any other Loan Document or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the date when made or deemed to have been made;
10.3.    [reserved];
10.4.    Issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of any Loan Party’s property which is not stayed or lifted within sixty (60) days;
10.5.    Failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant contained in this Agreement, or contained in any other Loan Document, now or hereafter entered into between such Loan Party, Agent and/or any Lender (to the extent such breach is not otherwise embodied in any other provision of this Article X for which a different grace or cure period is specified or which constitute an immediate Event of Default under this Agreement or the Loan Documents), and such failure continues for thirty (30) days after the earlier of (x) the date on which such failure shall first become known to any officer of Borrower or (y) the date on which written notice thereof is given to Borrower by Agent;
10.6.    Any judgment or judgments are rendered or judgment liens filed against any Loan Party for an aggregate amount in excess of $5,000,000 (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record;
10.7.    Any Loan Party or any Restricted Subsidiary shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;
10.8.    Any Loan Party or any Subsidiary of a Loan Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;
10.9.    The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Body having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;
10.10.    Any Cross-Default shall occur;
10.11.    Termination or breach of any Guaranty or similar agreement executed and delivered to Agent in connection with the Obligations of Borrower, or if any Guarantor of the Obligations attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or similar agreement;
10.12.    Any Change of Control shall occur;
10.13.    The Guaranty or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, (except to the extent of Permitted Encumbrances which are non-consensual Permitted Encumbrances, permitted purchase money Liens or the interests of lessors under Capital Leases) first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) as the result of an action or failure to act on the part of Agent;
10.14.    An event or condition specified in Section 7.15 or Section 9.15 shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect.
10.15.    Equity Cure.
(a)    Notwithstanding anything to the contrary contained in Article X or XI, in the event that Parent or Borrower, as applicable, fails to comply with the requirements of the financial covenants set forth in Section 6.8, then from the end of the most recently ended fiscal quarter of Borrower until the expiration of the tenth Business Day subsequent to the date the relevant financial statements and related Compliance Certificate are required to be delivered pursuant to Section 9.7 or 9.8 (the last day of such period being the “Anticipated Cure Deadline”), Parent and Borrower, as applicable, shall have the right (the “Cure Right”) to issue common Equity Interests (or another form of Equity Interests reasonably acceptable to Agent) to, in the case of an exercise by the Borrower of the Cure Right, the Permitted Holders, for cash, and contribute the proceeds therefrom in immediately available funds to Borrower, in the case of an exercise by the Parent of the Cure Right (“Cure Equity”), and upon the receipt by Borrower of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right, the calculation of Consolidated EBITDA as used in the financial covenants set forth in Section 6.8 shall be recalculated giving effect to the following pro forma adjustments:
(i)    Consolidated EBITDA for such fiscal quarter (and for any subsequent period that includes such fiscal quarter) shall be increased, solely for the purpose of measuring the financial covenants set forth in Section 6.8 and not for any other purpose under this Agreement (including but not limited to determining pricing or the availability or amount of any covenant baskets or carve-outs); provided that (1) the receipt by Borrower of the Cure Amount pursuant to the Cure Right shall be deemed to have no other effect on a consolidated basis under this Agreement (including but not limited to determining pricing or the availability or amount of any covenant baskets or carve-outs); and (2) no Cure Amount shall reduce Indebtedness on a pro forma basis for the fiscal quarter for which the Cure Right was exercised for purposes of calculating the financial covenants set forth in Section 6.8 (whether as a result of a prepayment of the Advances or via netting of such Cure Amount);
(ii)    if, after giving effect to the foregoing recalculations, Parent or Borrower, as applicable, shall then be in compliance with the requirements of the financial covenants set forth in Section 6.8, Borrower shall be deemed to have satisfied the requirements of the financial covenants set forth in Section 6.8 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenants set forth in Section 6.8 that had occurred (and any other Default as a result thereof, including the failure to meet any condition requiring no Default or Event of Default based solely on the basis of any actual or purported Event of Default under the financial covenants set forth in Section 6.8) shall be deemed cured for the purposes of this Agreement; and
(iii)    upon receipt by Agent of notice from Borrower, on or prior to the Anticipated Cure Deadline, that Parent or Borrower intends to exercise the Cure Right in respect of a fiscal quarter, neither Agent nor the Lenders (i) shall not be permitted to accelerate Advances held by them, to terminate the Revolving Commitments held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the financial covenants set forth in Section 6.8, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline and (ii) shall not be obligated to make any Advances until such Cure Amount has been received by Borrower.
(b)    Borrower shall promptly notify Agent of its receipt of the Cure Amount and shall immediately apply the full amount of the Cure Amount to the payment of outstanding Advances in the manner specified in Section 2.7(b).
(c)    Notwithstanding anything to the contrary contained herein, (i) the Cure Right may not be exercised not more than 3 times during the term of this Agreement, (ii) the Cure Right may not be exercised (x) more than 2 times in any twelve fiscal month period or (y) in consecutive fiscal quarters and (iii) the amount of any Cure Amount will be no greater than the amount required to cause Parent or Borrower, as applicable, to be in compliance with all of the financial covenants set forth in Section 6.8 as at such date (any amount contributed in excess of the amount required to cause Parent or Borrower, as applicable, to be in compliance with all of the financial covenants set forth in Section 6.8 as at such date shall not constitute Cure Equity and shall be used to prepay the outstanding Advances in accordance with Section 2.7(b)).

XI.    LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.
11.1.    Rights and Remedies.
Upon the occurrence and during the continuance of (i) an Event of Default pursuant to Section 10.7 or 10.8, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances shall be deemed terminated, or (ii) the other Events of Default specified in Article X, and at any time thereafter (such Event of Default not having previously been waived in accordance with this Agreement), Agent may (but shall not be obligated to) (and at the direction of the Required Lenders shall) upon written notice to the Loan Parties, declare all of the Obligations immediately due and payable and terminate this Agreement and terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against any Loan Party in any involuntary case under any state or federal bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over the Loan Parties. Upon the occurrence and continuation of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the UCC and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. In furtherance of such exercise Agent may enter any Loan Party’s premises or other premises without legal process and without incurring liability to such Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require such Loan Party to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Loan Parties at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Loan Party. Agent may specifically disclaim any warranties of title or the like at any sale of Collateral. In connection with the exercise of the foregoing remedies, Agent is granted permission to use without charge all of each Loan Party’s trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with the foregoing; provided, that with respect to any Event of Default resulting solely from non-compliance with a financial covenant set forth in Section 6.8, neither Agent nor the Required Lenders may exercise the foregoing remedies in this Section 11.1 until the date that is the earlier of (i) the Anticipated Cure Deadline, and (ii) the date that Agent receives notice that the Parent will not exercise the Cure Right for the applicable fiscal quarter.
11.2.    Application of Proceeds.
The proceeds realized from the sale of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due upon any of the Swingline Loans; third, to the principal of the Swingline Loans; fourth, to fees payable in connection with this Agreement; fifth, to interest due upon any of the Obligations; sixth, ratably, to (i)furnish to Agent cash collateral in an amount not less than 105% of the Letter of Credit Reserve, such cash collateral arrangements to be in form and substance reasonably satisfactory to Agent and (ii) ratably, to the principal of the Obligations, including Lender-Provided Hedges and Bank Product Obligations; and

seventh, ratably, to the other Obligations. All such payments hereunder shall be shared ratably among the Lenders holding such Obligations based upon their respective Commitment Percentages. If any deficiency shall arise, each Loan Party shall remain liable to Agent and Lenders therefor. If it is determined by an authority of competent jurisdiction that a disposition by Agent did not occur in a commercially reasonable manner, Agent may obtain a deficiency judgment for the difference between the amount of the Obligation and the amount that a commercially reasonable sale would have yielded. Agent will not be considered to have offered to retain the Collateral in satisfaction of the Obligations unless Agent, subject to Section 15.2(b) hereof, has entered into a written agreement with Loan Parties to that effect.
11.3.    Agent’s Discretion.
Agent (acting with the consent of the Required Lenders or all Lenders to the extent required by Section 15.2(b)) shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder; provided, however, that, in the absence of such direction, Agent may (but shall not be obligated or have any duty to) take such action, or refrain from taking such action, with respect to any Event of Default as it shall deem advisable and in the best interests of the Lenders and the Issuer and solely to the extent permitted hereunder or pursuant to the other Loan Documents; provided, further, that Agent shall not be obligated to follow any direction by Required Lenders if Agent reasonably determines that such direction is in conflict with any provisions hereunder or under any Applicable Law, and Agent shall not, under any circumstances, be liable to any Lenders, the Issuer, Borrower, the Guarantors or any other Person for following the direction of Required Lenders. At all times, if Agent acting at the direction of the Required Lenders advises the Lenders that it wishes to proceed in good faith with respect to any of its rights and remedies, each of the Lenders will cooperate in good faith with respect to such rights and remedies and will not unreasonably delay the enforcement of the security interests provided for herein.
11.4.    Setoff.
In addition to any other rights which Agent, any Lender or the Issuer may have under Applicable Law, upon the occurrence and during the continuation of an Event of Default hereunder, Agent, such Lender and such Issuer and their Affiliates shall have a right to apply any Loan Party’s property held by Agent, such Lender or such Issuer and their Affiliates to reduce the Obligations. If any party (or its Affiliate) exercises the right of setoff provided for hereunder, such party shall be obligated to share any such setoff in accordance with Section 2.13(d).
11.5.    Rights and Remedies Not Exclusive.
The authority to enforce rights and remedies under this Agreement and other Loan Documents against Borrower or any Guarantor shall be vested in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained by, Agent for the benefit of all the Lenders and the Issuer. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by Applicable Law, all of which shall be cumulative and not alternative.
XII.    WAIVERS AND JUDICIAL PROCEEDINGS.
12.1.    Waiver of Notice.
Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof,

notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein to the extent not prohibited by law.
12.2.    Delay.
No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.
12.3.    Jury Waiver.
EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
XIII.    EFFECTIVE DATE AND TERMINATION.
13.1.    Term.
This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the earliest of (x) October 29, 2024, (y) the acceleration of all Obligations pursuant to the terms of this Agreement or (z) the date on which this Agreement shall be terminated in accordance with the provisions hereof or by operation of law (the “Termination Date”). Borrower may permanently reduce the Maximum Revolving Advance Amount, at any time upon ten (10) days’ prior written notice to Agent, upon payment in full in cash of any Obligations in excess of the maximum amount of Revolving Advances then permitted under Section 2.1 and payment of all amounts which may be owed pursuant to Section 15.5(b), after giving effect to the reduced Maximum Revolving Advance Amount; provided that the Maximum Revolving Advance Amount may not be reduced to an amount less than $25,000,000 except in connection with the termination of all Commitments and the payment in full in cash of all Obligations.
13.2.    Termination.
The termination of the Agreement shall not affect any Loan Party’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that

Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of the Loan Parties have been paid or performed in full after the termination of this Agreement or the Loan Parties have furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Loan Party waives any rights which it may have under Section 9-513(c) of the UCC to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to any Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations (other than Obligations exclusively with respect to the Letter of Credit Reserve if Borrower shall have furnished Agent with cash collateral in an amount not less than 105% of the Letter of Credit Reserve) paid in full in cash in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein or in any Loan Document shall survive termination hereof until all Obligations are paid or performed in full in cash, as such representations and warranties may change from time to time as contemplated in Section 8.2.
XIV.    REGARDING AGENT.
14.1.    Appointment.
Each Lender hereby irrevocably appoints and designates HSBC to act as Agent for such Lender under this Agreement and the other Loan Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Section 3.4 and the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders or all Lenders to the extent required under Section 15.2(b), and such instructions shall be binding; provided, however, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or Applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay or that may effect a forfeiture, modification or termination of a property interest in violation of any applicable bankruptcy/insolvency laws and Agent shall in all cases be fully justified in failing or refusing to act under this Agreement or any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders.
Unless otherwise consented to in writing by Agent (acting at the direction of the Required Lenders), no Lender or Issuer, individually or together with any other Lenders or the Issuer, shall have the right, nor shall it, exercise or enforce any of the rights, powers or remedies which Agent is authorized to exercise or enforce under this Agreement or any of the other Loan Documents.
14.2.    Nature of Duties.
Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, including, without limitation, any security agreements, documents or instruments executed in connection therewith, and its duties thereunder shall be administrative in nature only, whether or not a Default or Event of Default has occurred and is continuing. None of Agent, any Lender, or the Issuer nor any of their respective officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (ii) responsible in any manner for (A) any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or in any of the Loan Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Loan Documents, or (B) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the Loan Documents, or of the Collateral held by Agent hereunder, (C) any failure of any Loan Party to perform their respective obligations hereunder, (D) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on Agent’s part hereunder, or (E) the validity of the title of Borrower to the Collateral, insuring the Collateral or the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Agent shall not be responsible for, have any duty or be under any obligation to any Lender to ascertain or to inquire as to (i) any statement, warranty or representation made in or in connection with the Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the observance or performance of any of the covenants or agreements contained in, or terms or conditions of, this Agreement or any of the Loan Documents, including the satisfaction of any conditions precedent set forth in this Agreement, other than to confirm receipt of items expressly required to be delivered to Agent, or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) to inspect the properties, books or records of any Loan Party. Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, except as expressly set forth in this Agreement and in the other Loan Documents, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity. Agent shall not be liable for any damages arising for the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated thereby. In no event shall Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under this Agreement or the other Loan Documents. The duties of Agent as with respect to the Advances shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.
Use of the term “agent” in the Agreement or in any other Loan Documents (or any other similar term) with reference to Agent does not connote (and is not intended to connote), any fiduciary or other implied (or express) obligation arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the contracting parties.
Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Agent (including but not limited to any act or provision of any present or future law or regulation or Governmental Body, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

14.3.    Lack of Reliance on Agent and Resignation.
(a)    Independently and without reliance upon Agent, the Issuer or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party. Except as set forth in Section 14.9, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Loan Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.
(b)    Any entity into which Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidations which Agent in its individual capacity may be party, or any corporation to which substantially all of the corporate trust or agency business of Agent in its individual capacity may be transferred, shall be Agent under this Agreement without further action.
(c)    Agent may resign on thirty (30) days’ written notice to each of Lenders, the Issuer and Borrower (the “Resignation Effective Date”) and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower. If no such successor Agent is appointed at the end of such thirty (30) day period, Agent may (but shall not be obligated to) designate one of the Lenders as a successor Agent, subject to the acceptance of such Lender; provided that, if no Lender accepts appointment as a successor Agent, then Agent shall be entitled to apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its’ attorneys’ fees and expenses) incurred by Agent in connection with such proceeding shall be paid by the Lenders.
(d)    With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations under this Agreement and other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and the Issuer directly, until such time, if any, a successor Agent has been appointed as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring Agent). Until a successor Agent is appointed, the retiring Agent shall continue to hold the Liens on the Collateral on behalf of the Lenders, Issuer and Swingline Lender, but otherwise shall be discharged from all of its other duties and obligations under this Agreement and other Loan Documents as of the Resignation Effective Date. Notwithstanding the Resignation Effective Date, all rights of the retiring Agent (and any sub-agent) to indemnification by Borrower and Lenders shall continue in effect for the benefit of such retiring Agent, its sub-agents and their Indemnitees in respect of any action taken or omitted to be taken by any of them while the retiring Agent was acting as Agent. After Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4.    Certain Rights of Agent.
If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received written instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or all Lenders as required by Section 15.2(b).
Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Agreement that Agent is required to exercise and only so long as so directed in writing to take such discretionary action by the Required Lenders provided, however, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or Applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay or that may effect a forfeiture, modification or termination of a property interest in violation of any applicable bankruptcy/insolvency laws and Agent shall in all cases be fully justified in failing or refusing to act under the Agreement or any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders.
14.5.    Reliance.
Agent shall be entitled to conclusively rely, and shall be fully protected in and shall not incur any liability for relying, upon any note, writing, resolution, notice, request, consent, statement, certificate, instrument, teletype, cablegram, order, document or other writing (including any electronic or telecopier message, internet or intranet website posting or other distribution) in good faith believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or entity, and, with respect to all legal matters pertaining to this Agreement and the other Loan Documents and its duties hereunder, upon advice of counsel selected by it. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition to the making of any Advance, Agent may presume that such condition is satisfactory to such Lender or Issuer unless Agent receives notice to the contrary from such Lender or Issuer prior to the making of such Advance.
Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents or attorneys-in-fact appointed by Agent. Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the Agreement shall apply to any such sub-agent or attorney-in-fact. Agent shall not be responsible for the negligence or misconduct of any sub-agent or attorney-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub-agent or attorney-in-fact.
Agent shall be entitled to take any action or refuse to take any action which Agent regards as necessary for Agent to comply with any Applicable Law, regulation or court order. Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

14.6.    Notice of Default.
Except for actual knowledge of non-payment of the Obligations, Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Loan Documents, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent has received written notice from a Lender or any Loan Party referring to this Agreement or the other Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give prompt notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default (including, without limitation, the institution of the Default Rate pursuant to Section 3.1 hereof) as shall be reasonably directed by the Required Lenders; provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default (including, without limitation, the institution of the Default Rate pursuant to Section 3.1 hereof) as it shall deem advisable in the best interests of Lenders.
14.7.    Indemnification.
To the extent Agent is not reimbursed and indemnified by the Loan Parties for any amount required under Section 15.5(a) to be paid by the Loan Parties to Agent, each Lender will severally reimburse Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), for such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the indemnified party’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment); and provided further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent in its capacity as such.
14.8.    Agent in its Individual Capacity.
With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Loan Parties for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Loan Party agrees to pay to Agent, for each of their own account, the fees payable in the amounts and at the times set forth in the Fee Letter.
14.9.    Delivery of Documents.
To the extent Agent receives documents and information from the Loan Parties pursuant to Sections 9.7, 9.8, and 9.12, Agent will promptly furnish such documents and information to Lenders.
14.10.    Loan Parties’ Undertaking to Agent.
Without prejudice to its obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy such Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.
14.11.    Bankruptcy Proceedings.
In case of any bankruptcy or other insolvency proceeding involving Borrower (a “Bankruptcy Proceeding”), Agent shall be entitled, but not obligated to, to intervene in such Bankruptcy Proceeding to (a) file and prove a claim for the whole amount of principal, interest and unpaid fees in respect of the Revolving Advances, issued Letters of Credit and all other Obligations that are owing and unpaid under the terms of this Agreement and other Loan Documents and to file such documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuer and Agent (including any claim for reasonable compensation, expenses, disbursements and advances of any of the foregoing entities and their respective agents, counsel and other advisors) allowed in such Bankruptcy Proceedings; and (b) to collect and receive any monies or other property payable or deliverable on account of any such claims and to distribute the same to the Lenders and the Issuer under the terms of this Agreement. Further, any custodian, receiver, assignee, trustee, liquidator or similar official in any such Bankruptcy Proceeding is (i) authorized to make payments or distributions in a Bankruptcy Proceeding directly to Agent on behalf of all of the Lenders or the Issuer to whom any amounts are owed under this Agreement and other Loan Documents, unless Agent expressly consents in writing to the making of such payments or distributions directly to such Lenders and the Issuer; and (ii) required to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due to Agent under this Agreement and other Loan Documents.
14.12.    No Liability for Clean-Up of Hazardous Materials.
In the event that Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in Agent’s sole discretion may cause Agent to be considered an “owner or operator” under the provisions of CERCLA, or otherwise cause Agent to incur liability under CERCLA or any other federal, state or local law, Agent reserves the right, instead of taking such action, to either resign as Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Except for such claims or actions arising directly from the gross negligence, or willful misconduct of Agent, Agent shall not be liable to any Person or entity for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of Agent’s actions and conduct as authorized, empowered and directed hereunder, including in or relating to the discharge, release or threatened release of Hazardous Substances into the environment. If at any time after any foreclosure on the Collateral (or a transfer in lieu of foreclosure) upon the exercise of remedies in accordance with the terms of this Agreement it is necessary or advisable to take possession, own, operate or manage any portion of the Collateral by any Person or entity other than Borrower, Agent shall appoint an appropriately qualified Person to possess, own, operate or manage such Collateral.
14.13.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).
14.14.    Disclaimer of Liability.
(a)    The Agent does not warrant or accept any responsibility for, and shall not have any liability in respect of (a) the monitoring, determination or verification of the unavailability or cessation of LIBOR (or other applicable Benchmark), (b) the administration of, submission of or any other matter related to the Adjusted LIBO Rate, Revolving Interest Rate, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate or adjustment thereto (including any then-current Benchmark, any Benchmark Replacement or any Benchmark Replacement Adjustment), including whether the composition or characteristics of any such alternative, comparable or successor rate or adjustment (including any Benchmark Replacement or any Benchmark Replacement Adjustment) will be similar to, or produce the same value of economic equivalence of, Adjusted LIBO Rate, or any other Benchmark or any Benchmark Replacement Adjustment, or (c) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

(b)    The Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of LIBOR (or other applicable Benchmark) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Required Lenders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. In the event the Agent on any interest determination date is required, but is unable, to determine USD LIBOR or other applicable or replacement Benchmark in accordance with the procedures set out in this Agreement, USD LIBOR or the applicable or replacement Benchmark will be USD LIBOR as determined on the previous interest determination date.
14.15.    Erroneous Payments.
(a)    If Agent (x) notifies a Lender, Issuer or secured party, or any Person who has received funds on behalf of a Lender, Issuer or secured party (any such Lender, Issuer, secured party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Agent) received by such Payment Recipient from Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuer, secured party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Agent pending its return or repayment as contemplated below in this Section 14.15 and held in trust for the benefit of Agent, and such Lender, Issuer or secured party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as Agent may, in its sole discretion, specify in writing), return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, Issuer, secured party or any Person who has received funds on behalf of a Lender, Issuer or secured party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates), or (z) that such Lender, Issuer or secured party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender, Issuer or secured party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Agent pursuant to this Section 14.15(b).
(c)    Each Lender, Issuer or secured party hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuer or secured party under any Loan Document, or otherwise payable or distributable by Agent to such Lender, Issuer or secured party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Agent has demanded to be returned under immediately preceding clause (a).
For the avoidance of doubt, the failure to deliver a notice to Agent pursuant to this Section 14.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 14.15(a) or on whether or not an Erroneous Payment has been made.
(d)    (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by Agent in such instance)), and is hereby (together with Borrower) deemed to execute and deliver a Commitment Transfer Supplement (or, to the extent applicable, an agreement incorporating a Commitment Transfer Supplement by reference pursuant to an applicable electronic platform as to which Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Advances to Borrower or Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) Agent and Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii)    Subject to Section 15.3 (but excluding, in all events, any assignment consent or approval requirements (whether from Borrower or otherwise)), Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by Agent on or with respect to any such Advances acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances are then owned by Agent) and (y) may, in the sole discretion of Agent, be reduced by any amount specified by Agent in writing to the applicable Lender from time to time.
(e)    The parties hereto agree that (x) irrespective of whether Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuer or secured party, to the rights and interests of such Lender, Issuer or secured party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Advances that have been assigned to Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party; provided that this Section 14.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from Borrower for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment received, including, without limitation, or waiver of, any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 14.15 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any other Loan Document.
14.16.    Joint Lead Arrangers and Joint Book Runners. Each of the Joint Lead Arrangers and Joint Book Runners, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swingline Lender, or as Issuer. Without limiting the foregoing, each of the Joint Lead Arrangers and Joint Book Runners, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swingline Lender, Issuer, and each Loan Party acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers, Joint Book Runners, in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead

Arrangers and Joint Book Runners, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrower.
XV.    MISCELLANEOUS.
15.1.    Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, without regard to conflicts of law principals except Title 14 of Article 5 of the New York General Obligations law. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the County of New York, State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives right to personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such Loan Party at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.
15.2.    Entire Understanding; Amendments.
(a)    This Agreement and the documents executed concurrently herewith contain the entire understanding between the Loan Parties, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.
(b)    The Required Lenders, Agent with the consent in writing of the Required Lenders, and the Loan Parties may, subject to the provisions of this Section 15.2(b), from time to time enter into written supplemental agreements to this Agreement or the Loan Documents executed by the Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or any Loan Party thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:
(A)    without the written consent of each Lender affected thereby:

(i)    increase the Commitment Percentage or the Commitment of any Lender;
(ii)    increase the Maximum Revolving Advance Amount (except, for the avoidance of doubt, for any increase to the Maximum Revolving Advance Amount resulting from, and in accordance with, the provisions of Section 2.4);
(iii)    extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any scheduled principal payment, fee or any other amount payable by any Loan Party to Lenders pursuant to this Agreement (it being understood that a waiver of any Default, Event of Default or mandatory prepayment shall not constitute a reduction of the rate of interest or reduction of any principal payment, fee or other amount payable by any Loan Party);
(iv)    alter the definition of the term Required Lenders or alter, amend or modify or waive any provision of this Section 15.2(b), including, without limitation, eliminating or reducing the voting rights of the Lenders under this Section 15.2(b);
(v)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents;
(vi)    release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the applicable Guaranty executed by such Guarantor;
(vii)    amend, modify or waive the pro rata requirements of Section 2.13 or Section 11.2 or any other provision of the Loan Documents requiring pro rata treatment of the Lenders; or
(viii)    [reserved]; or
(B)    without the consent of Agent, alter, amend, modify or waive the rights or duties of Agent;
(C)    without the consent of the Issuer, alter, amend, modify or waive the rights or duties of such Issuer; and
(D)    without the consent of Swingline Lender, alter, amend, modify or waive the rights or duties of the Swingline Lender or increase the Maximum Swingline Loan Amount.
Any such supplemental agreement shall apply equally to each Lender and shall be binding upon each Loan Party, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(c)    In the event a Lender is a Non-Consenting Lender, then Borrower may, at its option, require such Lender to assign its Commitment Percentage of the Advances to HSBC (with HSBC’s consent) or to another Lender (with such Lender’s consent) or to any other Person that shall assume such obligations (the “Designated Lender”), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees and all other Obligations due such Lender under this Agreement and the other Loan Documents, which interest and fees shall be paid in full at the time of such assignment. In the event Borrower elects to require any Lender to assign its interest to HSBC or to the Designated Lender, Borrower will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to HSBC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, HSBC or the Designated Lender, as appropriate, and Agent.
15.3.    Successors and Assigns; Participations; New Lenders.
(a)    This Agreement shall be binding upon and inure to the benefit of each Loan Party, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.
(b)    Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to Participants (other than Disqualified Institutions). Each Participant may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were a Lender and the direct holder of such Advance provided that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. For the avoidance of doubt, each Participant shall not be entitled to the benefits of Section 3.10 unless such Participant complies with Section 3.10(g) as if it were a Lender. Each Loan Party hereby grant to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances. Each Lender shall retain the sole right to approve, without the consent of the Participant, any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents other than any amendment, modification or waiver of the type specified in clause (i), (iv) or (vi) of Section 15.2(b) as it relates to Participant’s interest in the Obligations. Each Lender that sells participations to a Participant, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amount of and interest owing with respect to the participation sold to each such Participant (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c)of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error), and Borrower and the Lenders shall treat each Person whose name is recorded in such Participant Register pursuant to the terms hereof as a participant for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(c)    Any Lender may, with the consent of Agent and Borrower, which consent shall not be unreasonably withheld or delayed, sell, assign or transfer all or any part of its rights under this Agreement and the other Loan Documents to another Lender or to one or more additional banks or financial institutions (other than Disqualified Institutions) and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording; provided that no assignment shall be made to (i) a Loan Party or any of a Loan Party’s Affiliates or Subsidiaries or (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) (provided that Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Agent within 10 Business Days after having received notice thereof). The consent of Agent and Borrower shall not be required in the case of an assignment by a Lender to another Lender or to an Affiliate of a Lender or an Approved Fund (each, an “Eligible Assignee”), and the consent of Borrower shall not be required at any time that an Event of Default has occurred and is continuing hereunder. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein (including, for the avoidance of doubt, such obligations under Section 3.10(g)), and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the other Loan Documents. Each Loan Party hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the other Loan Documents. Each Loan Party shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
(d)    Agent shall maintain at its address an electronic or written record (the “Register”) in which it will record (i) the names and addresses of the Lenders (including Purchasing Lenders) and (ii) the amount of each Advance and amounts owing to each Lender from time to time and (iii) all amounts received by Agent hereunder from Borrower and each Lender’s share thereof. Agent will also maintain at its address a copy of each Commitment Transfer Supplement delivered to it, and no Commitment Transfer Supplement will be effective until it is recorded in the Register. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 (which may be waived or reduced at the sole discretion of the Agent) payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender except in connection with any assignments by a Lender to an Affiliate of such Lender or to another Lender. If either the assigning Lender or the Purchasing Lender shall have failed to make any payment required to be made by it pursuant to this Agreement, Agent shall have no obligation to accept such assignment and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)    Each Loan Party authorizes each Lender to disclose to any Participant or Purchasing Lender and any prospective Participant or Purchasing Lender any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party so long as such Participant, Purchasing Lender or prospective Participant or Purchasing Lender agrees to abide by the provisions of Section 15.15.
(f)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
15.4.    Application of Payments.
Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for such Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived (as to each Lender based upon its Commitment Percentage of any such Obligations) and continue as if such payment or proceeds had not been received by Agent or such Lender.
15.5.    Indemnity; Funding Losses.
(a)    Each Loan Party shall indemnify Agent, the Issuer, each Lender and each of their respective officers, directors, Affiliates, advisors, employees, partners, trustees, administrators, managers, counsel, representatives, advisors and agents (each such Person being called an “Indemnitee”) from and against, and hold each Indemnitee harmless from, any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent, such Issuer or any Lender by any Person (including Borrower or any Guarantor) in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Documents contemplated thereby, (ii) the performance by an Indemnitee of its respective obligations under this Agreement and other Loan Documents; (iii) consummation of the transactions contemplated thereby; (iv) environmental claims and liabilities; or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto, subject to the condition that claims or losses on which indemnification is sought by Indemnitee not arise by such Indemnitee’s own willful misconduct, bad faith, or gross negligence as determined by final, non-appealable judgment of a court of competent jurisdiction.
(b)    In the event that (i) any payment of a Eurodollar Rate Loan is required, made or permitted on a date other than the last day of the then current Interest Period applicable thereto (including upon demand by any Lender or Agent), (ii) the conversion of any Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto, or (iii) the failure to convert, continue, borrow or prepay any Eurodollar Rate Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event in an amount computed as follows: the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such Eurodollar Rate Loan had such event not occurred, at the interest rate that would have been applicable to such Eurodollar Rate Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Rate Loan), over (y) the amount of interest that would accrue on such principal amount for such period at the interest rate with such Lender (or an affiliate of such Lender) would bid were it to bid, at the commencement of the interest period, for Dollar deposits of a comparable amount and period from other banks in the London interbank eurodollar market. A certificate of a Lender delivered to Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this clause (b) shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate upon demand.
(c)    In connection with the issuance of any Letter of Credit, each Loan Party shall indemnify, save and hold Agent, each Lender and the Issuer harmless from any loss, cost, expense or liability, including, without limitation, any claims, damages, costs and expenses, and other payments made by Agent, any Lender or the Issuer and expenses and reasonable attorneys’ fees (limited to one outside counsel for the Agent, Issuer and Lenders and, if reasonably necessary, a single local counsel in each jurisdiction for which local counsel is reasonably deemed necessary) incurred by Agent, any Lender or the Issuer arising out of, or in connection with, any Letter of Credit to be issued or created for Borrower.
15.6.    Notice.
Any notice or request hereunder may be given to any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 15.6. Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, or (d) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

(A)	If to Agent or HSBC:	HSBC Bank USA, N.A., as Administrative Agent and Collateral Agent 452 Fifth Avenue New York, NY, 10018 Attention: Loan Agency Email: ctlany.loanagency@us.hsbc.com

	with copies to:	Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178 Attention: Rick Denhup Phone: (212) 309-6187 Email: rick.denhup@morganlewis.com

(B)	If to any other Lender, as specified on the signature pages hereof.

(C)	If to any Loan Party:	MarketWise, LLC 1125 N. Charles Street Baltimore, MD 21201 Attention: Dale Lynch, CFO Phone: (703) 966-1764 Email: dlynch@marketwise.com

	with copies to:	MarketWise, LLC 1125 N. Charles Street Baltimore, MD 21201 Attention: Gary Anderson, General Counsel Phone: (202) 641-1088 Email: ganderson@marketwise.com

and

Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, D.C. 20004-1304 Attention: Benjamin Berman Phone: (202) 637-2360 Email: Benjamin.berman@lw.com
15.7.    Survival.
The obligations of each Loan Party under Sections 2.11, 3.6, 3.8 and 15.5 and of Lenders under Section 14.7 shall survive termination of this Agreement and the other Loan Documents, the expiration or termination of the Letters of Credit and all Commitments, the resignation and removal of Agent, and payment in full in cash of the Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Lender-Provided Hedges and Bank Product Obligations).
15.8.    Severability.
If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
15.9.    Expenses.
All out-of-pocket costs and expenses of Agent and Lenders, including, without limitation:
(a)    reasonable attorneys’ fees, charges and disbursements (limited to one outside counsel for the Agent and Lenders and, if reasonably necessary, a single local counsel in each jurisdiction for which local counsel is reasonably deemed necessary) incurred by Agent and, with respect to clause (iv) below, the applicable Lenders, and with respect to clause (vi) below, the applicable Lenders solely to the extent such Lenders are represented by the same counsel, and with respect to clause (vii) below, the Issuer, (i) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (ii) in connection with the entering into, modification, amendment and administration of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments (whether or not the transactions contemplated hereby or thereby are consummated), or (iii) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (iv) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with the Loan Parties, or (v) in connection with any advice given to Agent with respect to its rights and obligations under this Agreement and all related agreements, (vi) in connection with the enforcement of this Agreement or any consent or waivers hereunder and all related agreements, documents and instruments or (vii) in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder, in each case, whether before or after a Default or Event of Default has occurred under any of the Loan Documents, relating to a workout, restructuring, or other negotiations with the Loan Parties in respect of such rights, obligations and transactions arising under the Loan Documents; and
(b)    reasonable fees and disbursements incurred by Agent or Agent on behalf of Lenders in connection with any appraisals of Inventory or other Collateral, field examinations, collateral analysis or monitoring or other business analysis conducted by outside Persons in connection with this Agreement and all related agreements;
may be charged to Borrower’s Account and shall be part of the Obligations.
15.10.    Injunctive Relief.
Each Loan Party recognizes that, in the event such Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.
15.11.    Consequential Damages.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NONE OF AGENT, THE ISSUER, ANY LENDER, NOR ANY AGENT OR ATTORNEY FOR ANY OF THEM, SHALL BE LIABLE TO ANY LOAN PARTY FOR INDIRECT, PUNITIVE, EXEMPLARY, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE USE OF PROCEEDS THEREOF AND FROM ANY BREACH OF CONTRACT, TORT OR OTHER WRONG RELATING TO THE ESTABLISHMENT, ADMINISTRATION OR COLLECTION OF THE OBLIGATIONS.
15.12.    Captions.
The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.
15.13.    Counterparts; Telecopied Signatures.
This Agreement and each of the Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Loan Documents, and any separate letter agreements with respect to fees payable to Agent or the Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 8.1, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. or such Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of this Agreement or any other Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.
15.14.    Construction.
The parties acknowledge that each party and its counsel have participated in the preparation of this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.
15.15.    Confidentiality.
Each of Agent, the Lenders and the Issuer agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and such disclosure is on a need-to-know basis); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities hereunder; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Agent, any Lender, the Issuer or any of their respective Affiliates on a non-confidential basis from a source other than Borrower. In addition, Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Agent and the Lenders in connection with the administration of this Agreement, the Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Agent, any Lender or the Issuer on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
15.16.    Publicity.
Each Loan Party hereby authorizes Agent, upon prior notice, to make appropriate announcements of the financial arrangement entered into among the Loan Parties, Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate. In addition, each Loan Party upon prior notice authorizes Agent to include such Loan Party’s name and logo in select transaction profiles and client testimonials prepared by Agent for use in publications, company brochures and other marketing materials of Agent.
15.17.    Electronic Execution of Assignments and Certain Loan Documents. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in this Agreement or any other Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither Agent or the Issuer nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Agent, such Issuer or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.
15.18.    Confirmation of Flood Policies and Procedures. HSBC has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). HSBC, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Laws. However, HSBC reminds each Lender, Participant and Purchasing Lender in connection with the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Purchasing Lender in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
15.19.    Patriot Act Notice.
Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record, and Borrower shall provide, information that identifies each Loan Party, which information includes the names and addresses of each Loan Party and other information that will allow such Lender or Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and other applicable “know your customer” and anti-money laundering rules and regulations under Applicable Law.

15.20.    Acknowledgement Regarding Any Supported QFCs.
To the extent that any of this Agreement or the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement, the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and the other Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement and the other Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
15.21.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

15.22.    Currency Conversion.
If any payment by Borrower or the proceeds of any Collateral shall be made in a currency other than Dollars, such amount shall be converted into Dollars at the rate determined by Agent or Issuer, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of Dollars with the currency of actual payment through its principal foreign exchange trading office (including, in the case of Agent, any Affiliate), provided that Agent or Issuer, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if Agent or Issuer, as applicable, does not then have a spot rate for Dollars.
15.23.    Lender Representations.
Each Lender and Issuer represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon Agent or any sub-agents, or any of their officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates thereof (collectively the “Agent Parties”), and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning Borrower and its Affiliates) as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuer also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Authorized Officers as of the day and year first above written.

MARKETWISE, LLC, as Borrower

By:	/s/ Mark Arnold
Name:	Mark Arnold
Title:	Chief Executive Officer

MARKETWISE SOLUTIONS, LLC, as a Guarantor

By:	/s/ Mark Arnold
Name:	Mark Arnold
Title:	Chief Executive Officer

BONNER AND PARTNERS, LLC, as a Guarantor

By:	/s/ Mark Arnold
Name:	Mark Arnold
Title:	Manager

CASEY RESEARCH, LLC, as a Guarantor

By:	/s/ Mark Arnold
Name:	Mark Arnold
Title:	Manager

CHAIKIN ANALYTICS, LLC, as a Guarantor

By:	/s/ Mark Arnold
Name:	Mark Arnold
Title:	Manager

CHAIKIN RESOURCES, LLC, as a Guarantor

By:	/s/ Mark Arnold
Name:	Mark Arnold
Title:	Manager
Signature page to Loan and Security Agreement

COMMON SENSE PUBLISHING, LLC, as a Guarantor

By:	/s/ Mark Arnold
Name:	Mark Arnold
Title:	Manager

INVESTORPLACE MEDIA, LLC, as a Guarantor

By:	/s/ Mark Arnold
Name:	Mark Arnold
Title:	Manager

INVESTORPLACE MEDIA HOLDINGS, LLC, as a Guarantor

By:	/s/ Mark Arnold
Name:	Mark Arnold
Title:	Manager

LEGACY RESEARCH GROUP, LLC, as a Guarantor

By:	/s/ Mark Arnold
Name:	Mark Arnold
Title:	Manager

OMNIA RESEARCH, LLC, as a Guarantor

By:	/s/ Mark Arnold
Name:	Mark Arnold
Title:	Manager

STANSBERRY & ASSOCIATES INVESTMENT RESEARCH, LLC, as a Guarantor

By:	/s/ Mark Arnold
Name:	Mark Arnold
Title:	Manager
Signature page to Loan and Security Agreement

TRADESMITH, LLC, as a Guarantor

By:	/s/ Mark Arnold
Name:	Mark Arnold
Title:	Manager
Signature page to Loan and Security Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as Agent

By:	/s/ Nimish Pandey
Name:	Nimish Pandey
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jan Luehrs
Name:	Jan Luehrs
Title:	Senior Vice President

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Lynn S. Manthy
Name:	Lynn S. Manthy
Title:	Senior Vice President

SILICON VALLEY BANK, as a Lender

By:	/s/ Will Deevy
Name:	Will Deevy
Title:	Managing Director

BMO HARRIS BANK, N.A., as a Lender

By:	/s/ Ashley Bake
Name:	Ashley Bake
Title:	Director

BMO HARRIS BANK, N.A., as a Lender

By:	/s/ Timothy N. Naylon
Name:	Timothy N. Naylon
Title:	Senior Vice President
Signature page to Loan and Security Agreement